UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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DRIVEN BRANDS HOLDINGS INC.
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DrivenBrands

EVERY YEAR
Angelo
OIL CHANGE

Notice of 2026 Annual Meeting of Stockholders and 2026 Proxy Statement

JULY 28, 2026 | 12:00 PM

DEAR STOCKHOLDERS

On behalf of the Board of Directors and management of Driven Brands Holdings Inc., we cordially invite you to attend our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, July 28, 2026, at 12:00 p.m., Eastern Daylight Time. We will be holding the Annual Meeting in a virtual-only format to maximize your ability to participate in the meeting. You will be able to attend, vote, and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/DRVN2026 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card, or in the instructions that accompanied your proxy materials.

Enclosed are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business that will be acted upon at the meeting or any adjournment or postponement thereof, as well as our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 (“2025 Annual Report”).

On or about June 16, 2026, we will begin mailing proxy materials, including a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2025 Annual Report and how to vote over the Internet, to request and return a proxy card by mail, or to vote by telephone. For information on how to vote your shares, please refer to the proxy materials you received.

Your vote is important. Even if you plan to attend the Annual Meeting, please follow the instructions provided to you in your proxy materials and vote your shares as soon as possible. This will not prevent you from voting your shares during the Annual Meeting if you are able to attend. Thank you for your continued support of, and interest in, Driven Brands.

Sincerely,

Danny Rivera
President and Chief Executive Officer
June 16, 2026

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Driven Brands Holdings Inc. 440 S. Church Street, Suite 700, Charlotte, NC 28202

Meeting Information

DATE	TIME	VIRTUAL MEETING	RECORD DATE

July 28, 2026	12:00 p.m., Eastern Daylight Time	www.virtualshareholdermeeting.com/DRVN2026	June 11, 2026

How to Vote
The vote of every stockholder is very important! Please place your vote one of the following ways:

ONLINE	BY PHONE	BY MAIL	IN PERSON
www.proxyvote.com	Call the telephone number in your proxy materials	Mark, sign, and return proxy card	Attend the virtual annual meeting and cast your vote
Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read our Proxy Statement and submit your proxy or voting instructions as soon as possible.

Proposals

PROPOSAL #1	PROPOSAL #2	PROPOSAL #3

Election of the three Class III director nominees named in this proxy statement, each for a term of three years.	An advisory non-binding vote to approve the compensation of our named executive officers.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026.

Stockholders will also transact such other business as may be properly brought before the meeting or any adjournment thereof by or at the direction of the Board. Instructions for accessing the virtual annual meeting are more fully described in the accompanying proxy statement and a list of registered stockholders as of the record date will be accessible during the meeting at www.virtualshareholdermeeting.com/DRVN2026.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 28, 2026:
This notice and the accompanying Proxy Statement and 2025 Annual Report are available here at www.proxyvote.com.
By order of the Board of Directors,
Scott O’Melia
Executive Vice President and Chief Legal Officer

PAGE
VOTING MATTERS	1
PROPOSAL ONE: ELECTION OF DIRECTORS	2
OUR BOARD OF DIRECTORS	3
CORPORATE GOVERNANCE	9
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
HUMAN CAPITAL MANAGEMENT	21
PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22
PAY VERSUS PERFORMANCE	44
CEO PAY RATIO	47
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26. 2026	48
AUDIT COMMITTEE REPORT	50
INFORMATION CONCERNING SOLICITATION AND VOTING	51
QUESTIONS AND ANSWERS ABOUT THE 2026 ANNUAL MEETING OF STOCKHOLDERS	52
STOCKHOLDER INFORMATION FOR FUTURE ANNUAL MEETINGS	56
HOUSEHOLDING MATTERS	56
OTHER MATTERS	57
EXHIBIT A	A-1

DRIVEN BRANDS HOLDINGS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 28, 2026
VOTING MATTERS
This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors (“Board”) for use at Driven Brands Holdings Inc.’s (“Driven Brands” or the “Company”) 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 28, 2026, at 12:00 p.m., Eastern Daylight Time (“EDT”), virtually via live webcast at www.virtualshareholdermeeting.com/DRVN2026, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of 2026 Annual Meeting of Stockholders. Only stockholders of record at the close of business on June 11, 2026, the record date, are entitled to notice of and to vote at our Annual Meeting.
On or about June 16, 2026, we will begin mailing proxy materials, including a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2025 Annual Report and how to vote over the Internet, to request and return a proxy card by mail, or to vote by telephone. For information on how to vote your shares, please refer to the proxy materials you received.
Stockholders are being asked to vote on the following matters at our Annual Meeting:

Management Proposal:		For More Information	Board Recommendation	Vote Required for Approval

1.	Election of the three Class III director nominees named in this proxy statement, each for a term of three years	Page 2	FOR ALL	Plurality of votes cast

2.	Approval, on a non-binding advisory basis, of the compensation of our named executive officers	Page 23	FOR	Majority of shares present and entitled to vote

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026	Page 46	FOR	Majority of shares present and entitled to vote

You may cast your vote in any of the following ways:

ONLINE	BY PHONE	BY MAIL	IN PERSON
Please log on to www.proxyvote.com and submit a proxy to vote your shares of the Company’s common stock by 11:59 p.m., EDT, on July 27, 2026.	Please call the telephone number in your proxy materials until 11:59 p.m., EDT, on July 27, 2026.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form so that it is received by the Company prior to the Annual Meeting.	You may attend the virtual Annual Meeting and cast your vote at www.virtualshareholder meeting.com/DRVN2026.

2026 Proxy Statement	1

PROPOSAL ONE: ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will vote to elect Damien Harmon, Chadwick Hume, and Karen Stroup as the three nominees named in this Proxy Statement as Class III directors (the “Class III Nominees”). Our Board of Directors has nominated the Class III Nominees to serve as directors for a term expiring at the 2029 Annual Meeting of Stockholders or until their successor has been duly elected and qualified. The persons named as proxies will vote to elect the Class III Nominees unless a stockholder indicates on their proxy that such stockholder’s shares should be withheld with respect to any of the nominees.
If any Class III Nominee becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the Board of Directors to fill the vacancy. All the nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR ALL” OF THE THREE CLASS III DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

2	2026 Proxy Statement

OUR BOARD OF DIRECTORS
The following table sets forth certain information about our directors and committees as of June 11, 2026.

Skills and Experience

	Neal Aronson	Jonathan Fitzpatrick	Catherine Halligan	Damien Harmon	Chad Hume	Timothy Johnson	Rick Puckett	Danny Rivera	Karen Stroup	Peter Swinburn*	Michael Thompson	Jose Tomás
Executive Leadership
Retail Experience
Strategy and Innovation
Franchise Experience
Financial / Accounting Expertise
Technology / Digital / Cybersecurity
Human Capital

Tenure and Independence

Tenure (years)	6	8	6	2	6	0	6	1	6	6	6	4
Class	I	I	II	III	III	II	II	I	III	III	II	I
Current Term Expiration	2027	2027	2028	2026	2026	2028	2028	2027	2026	2026	2028	2027
Independence

Committee Membership

Audit							C
Compensation			C
Nominating and Corporate Governance										C

Demographics

Age	61	55	62	47	39	58	72	46	50	73	43	58
*Mr. Peter Swinburn, in consultation with the Nominating and Corporate Governance Committee and the Board of Directors, determined that he will not stand for reelection to the Board at the 2026 Annual Meeting and will retire from the Board at the end of his current term. After Mr. Swinburn’s retirement from the Board, Mr. Tomás will serve as the Chair of the Nominating and Corporate Governance Committee.

Set forth below is a brief biography of each of our directors, including our director nominees. There are no family relationships among our directors and executive officers.

2026 Proxy Statement	3

Directors
Class III Directors
The term of the following three Class III directors will expire at the Annual Meeting. The Class III Nominees are the only nominees standing for election at the Annual Meeting, for a term that will expire at the 2029 Annual Meeting of Stockholders or until each of their successors has been duly elected and qualified. All of our Class III Nominees were previously elected by stockholders at our 2023 Annual Meeting of Stockholders other than Mr. Harmon who was appointed to the Board on January 1, 2024. Mr. Harmon was recommended to the Board by the Nominating and Corporate Governance Committee following a search for independent directors.

Damien Harmon

Damien Harmon became a member of our Board of Directors in January 2024. Since August 2025, he has served as the President, North America of Subway, a global sandwich leader. In this role, he leads Subway's growth and expansion in North America, focusing on helping drive sales, traffic, and franchisee profitability. Prior to this role, from 2019 through 2025, he held roles of increasing responsibility at Best Buy Co., Inc., a consumer electronics retailer, including serving as the Senior Executive Vice President of Customer, Channel Experiences & Enterprise Services, where he was responsible for retail stores and operations, in-home services and sales, virtual experiences, call centers, membership, and customer strategy, relationship offerings and insights. At Best Buy, he also served as Executive Vice

President of Omnichannel from 2021 to 2023, where he established a dedicated operations plan to enhance the company’s ability to create seamless experiences for Best Buy customers, as President of Operations from 2020 to 2021, and as Senior Vice President of Workforce Design from 2019 to 2020. Prior to his time at Best Buy, he has held executive-level roles at Bridgestone Americas Inc., including serving as President of GCR Commercial Tires and as the Chief Operating Officer of Bridgestone Retail Operations. He holds a Bachelor’s Degree in Management from the University of Phoenix.
Qualifications: Mr. Harmon’s deep experience in competitive and evolving retail and franchise environments and in delivering exceptional customer experiences provides him with the qualifications and skills to serve as a director.

Chadwick (Chad) Hume

Chadwick (Chad) Hume became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Hume joined Roark Capital Management, LLC ("Roark") in 2009 and currently serves as a Principal. Prior to joining Roark, Mr. Hume worked at Houlihan Lokey (an investment bank) and Bank of America (a financial services company). Mr. Hume received a B.B.A. from the Terry College of Business at the University of Georgia. Mr. Hume is a designated director nominee by Driven Equity LLC and RC IV Cayman ICW Holdings LLC (collectively, our “Principal Stockholders”) under the Stockholders Agreement (as defined below).

Qualifications: Mr. Hume’s experience with his firm’s investments in branded consumer companies, expertise in corporate strategy and organization, and relevant experience in the industry provide him with the qualifications and skills to serve as a director.

4	2026 Proxy Statement

Karen Stroup

Karen Stroup became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Ms. Stroup currently serves as the Chief Digital Officer of WEX, Inc., a payments technology company, where she leads product management, design, data & analytics, and WEX’s customer and digital transformation. Prior to WEX, Ms. Stroup was the Chief Digital Officer at Thomson Reuters (a multinational media conglomerate) from 2019 to 2021, where she led Thomson Reuters’s end-to-end transformation to be a global digital company, leveraging data and shared capabilities to improve Net Promoter Score, grow revenue and improve sales and marketing efficiency. Prior to joining Thomson Reuters, Ms. Stroup has also served as Director, Digital BCG Accelerator for The Boston Consulting Group, Chief Digital Officer at TreeHouse (a home upgrade company) in 2018, as Senior Vice President, The Garage at Capital One Financial Corporation (a bank holding company) from 2016 to 2018, and as Vice President, Product Management at Intuit, Inc. (a financial software company) from 2007 to 2016. Ms. Stroup received a B.B.A. from the University of Notre Dame and an M.B.A. from Dartmouth College.
Qualifications: Ms. Stroup’s experience in leading digital transformations and delivering results leveraging customer-driven innovation provide her with the qualifications and skills to serve as a director.

Class I Directors
The term of the following four Class I directors will expire at the 2027 Annual Meeting. All of our Class I Directors were previously elected by stockholders at our 2024 Annual Meeting of Stockholders other than Mr. Rivera who was appointed to the Board on May 9, 2025.

Neal Aronson

Neal Aronson became a member of our Board of Directors in December 2020, previously served as a member of the board of managers of Driven Investor LLC, and served as chairman of our Board of Directors from the consummation of our initial public offering in January 2021 (“IPO”) until May 2025. Mr. Aronson founded Roark, and serves as its Managing Partner, a position he has held since 2001. Prior to founding Roark, Mr. Aronson was Co-Founder and Chief Financial Officer for U.S. Franchise Systems, Inc., or USFS, a franchisor of hotel chains. Prior to USFS, Mr. Aronson was a private equity professional at Rosecliff (a successor company to Acadia Partners), Odyssey Partners (a private equity firm), and Acadia Partners (now Oak Hill, an investment firm). Mr. Aronson began his career in the corporate finance department at Drexel, Burnham, Lambert Inc. (a former investment bank). Mr. Aronson received a B.A. from Lehigh University. Mr. Aronson is a designated director by our Principal Stockholders under the Stockholders Agreement.
Qualifications: Mr. Aronson’s experience as a private equity partner, chief financial officer, and in other senior executive leadership roles working with franchise companies in the retail, consumer, and business services industries, and knowledge of complex financial matters provide him with valuable and relevant experience in franchise administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

2026 Proxy Statement	5

Jonathan Fitzpatrick

Jonathan Fitzpatrick has served as our Chairman of the Board since May 2025. Mr. Fitzpatrick has served as a member of our Board of Directors since April 2018 and served as our President and Chief Executive Officer from July 2012 through May 2025. Since July 2025, he has served as the Chief Executive Officer of Subway. Prior to his time with the Company, Mr. Fitzpatrick served in various capacities with Burger King Corporation (a fast food restaurant company) both prior to and after its acquisition by 3G Capital (a global investment firm). Between February 2011 and June 2012, he was Executive Vice President, Chief Brand and Operations Officer for Burger King. From October 2010 to February 2011, he was Executive Vice President of Global Operations and between August 2009 and October 2010, Senior Vice

President of Operations, Europe, Middle East, and Africa. Prior to this role, he was Senior Vice President, Development and Franchising from July 2007 through August 2009. Mr. Fitzpatrick earned a Bachelor’s and Graduate degree from University College in Dublin, Ireland.
Qualifications: Mr. Fitzpatrick’s experience as the prior President and Chief Executive Officer of Driven Brands, as well as his extensive knowledge and leadership experience with franchise and retail companies, provide him with the qualifications and skills to serve as a director.

Jose Tomás

Jose Tomás became a member of our Board of Directors in July 2022. From 2021-2026, Mr. Tomás served as the Chief Administrative Officer at TelevisaUnivision Inc., the leading Spanish-language media and content company in the world. In this role, he oversaw strategic functions essential to TelevisaUnivision’s success, including Human Resources; Corporate Communications; Facilities/Real Estate; Social Impact; Diversity, Equity and Inclusion; and Corporate Safety, Health and Security. From 2018 to 2021, he served as co-founder and managing partner of BrandSparc, a global communications, branding and human resources firm. From 2017 to 2018, he was a member of General Motors’ global senior executive leadership team where he served as Senior Vice President of Global Human Resources.

Mr. Tomás also served as Executive Vice President and Chief Human Resources Officer at Anthem, Inc. from 2013 to 2017. In this role, he was responsible for Human Resources; Corporate Communications; Diversity, Equity and Inclusion; and Corporate Security.
Previously, Mr. Tomás held senior operations and administrative roles at Burger King Corporation, where he served as both president, Latin America and Caribbean region, and Global Chief People Officer. Mr. Tomás has also held human resources positions with Ryder System Inc., and operations and Human Resources roles at Publix Super Markets.
Mr. Tomás holds a bachelor’s degree in business administration and a master’s in management from Florida International University.
Qualifications: Mr. Tomás’s experience as a leader with large organizations with expertise in franchise companies, operations, people, and culture provide him with the qualifications to be a director.

6	2026 Proxy Statement

Daniel Rivera

Daniel Rivera currently serves as our President and Chief Executive Officer. He assumed the role in May 2025. Previously, Mr. Rivera served as our Chief Operating Officer from 2023 through 2025. Mr. Rivera joined Driven Brands in November 2012 as its Chief Information Officer. In 2014, Mr. Rivera was named Meineke Brand President. In 2020, he was named Group President of the Maintenance segment, in addition to President of Take 5 Oil Change. Prior to joining Driven Brands, Mr. Rivera held leadership roles at AutoNation, General Electric, Motorola, and Burger King. Mr. Rivera received a Bachelor of Science in computer engineering and a Juris Doctorate from Florida International University.

Qualifications: Mr. Rivera's experience with Driven Brands, along with his extensive knowledge and expertise with franchise and retail companies, leadership and operational matters, provide him with the qualifications and skills to serve as a director.

Class II Directors
The term of the Class II Directors will expire at the 2028 Annual Meeting. All of our Class II Directors were previously elected by stockholders at our 2025 Annual Meeting of Stockholders other than Mr. Johnson who was appointed to the Board on January 1, 2026.

Catherine (Cathy) Halligan

Catherine (Cathy) Halligan became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Ms. Halligan served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc. (a leading SaaS software for customer reviews and social commerce) and prior to joining PowerReviews Inc., from 2005 to 2010, she held senior executive marketing and e-commerce roles at Walmart, including Chief Marketing Officer of Walmart.com from 2007 to 2009 and as Vice President Market Development, Global eCommerce from 2009 to 2010. Ms. Halligan also held executive roles at Williams-Sonoma, Inc., Blue Nile, and Gymboree. Ms. Halligan also serves as a director for

Ferguson plc (a North American value-added distributor of infrastructure, plumbing, and HVAC products) where she serves on the Audit and Compensation Committees, Ulta Beauty Inc. (a retailer of All Things Beauty All In One Place), where she serves as a member of the Compensation and Nominating and Governance Committees, and Jeld-Wen Holding, Inc. (a leading global manufacturer of high performance interior and exterior building products) where she serves as the Chair of the Compensation Committee and as a member of the Audit Committee. She previously served as a director of FLIR Systems Inc. (a producer of thermal imaging cameras, components, and imaging sensors), where she chaired the Compensation Committee and was a member of the Audit Committee from 2014 to 2021. Ms. Halligan received a B.S. from Northern Illinois University.
Qualifications: Ms. Halligan’s extensive board experience and experience in digital transformation, marketing, and retail provide her with the qualifications and skills to serve as a director.

2026 Proxy Statement	7

Timothy Johnson

Tim Johnson became a member of our Board of Directors in January 2026. Mr. Johnson served as the Chief Financial and Chief Administrative Officer for Victoria’s Secret & Co., a global fashion retailer of intimate apparel, from June 2021 until his retirement in May 2025. Previously, from 2000 to 2019, he worked at Big Lots, in roles of increasing responsibility, including as Chief Financial and Chief Administrative Officer from 2012 to 2019. He started his career in public accounting at Coopers & Lybrand, followed by corporate finance roles at then Limited Brands. Mr. Johnson currently serves as a director and member of the Finance Committee at Dollar Tree Stores, and as a director and member of the Audit and Talent & Compensation Committees of Brinker International and he previously served on the board of directors of The Aaron’s Company from 2021 to 2024.
Qualifications: Mr. Johnson's experience in leadership roles at public companies, understanding of the competitive retail landscape, significant knowledge and understanding of corporate finance and financial reporting, along with him being a Certified Public Accountant for most of his career provide him with the qualifications and skills to serve as a director.

Rick Puckett

Rick Puckett became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. From December 2006 to December 2016, Mr. Puckett was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Snyder’s-Lance, Inc. (a snack food products company). Prior to Snyder’s-Lance, Mr. Puckett was Executive Vice President, Chief Financial Officer and Treasurer of United Natural Foods, Inc. (a North American food wholesaler). Mr. Puckett serves as a director, chairman of the Compensation Committee, and a member of the Audit Committee for SPX Corporation (a supplier of highly engineered infrastructure equipment technologies) and as a director, chairman of the Audit Committee, and a member of the

Compensation and Nominating and Corporate Governance Committees of Whitehorse Finance, Inc. (an investment company), positions he has held since May 2016 and December 2012, respectively. Mr. Puckett served as a member of the Board of Directors for Pet Valu, Inc., (a pet specialty retailer company, from August 2019 to May 2023) where he served as the Chairman of the Audit Committee. He also served on the Board of Directors for Late July Brands, a privately-held food company, from 2007 through 2010. Mr. Puckett is a Certified Public Accountant, and he received a B.S. in Accounting and an M.B.A. from the University of Kentucky.
Qualifications: Mr. Puckett’s experience in leadership roles at his past companies, significant knowledge and understanding of corporate finance and financial reporting, and his expert background as a Certified Public Accountant provide him with the qualifications and skills to serve as a director.

8	2026 Proxy Statement

Michael Thompson

Michael Thompson became a member of our Board of Directors in December 2020 and previously served as a member of the board of managers of Driven Investor LLC. Mr. Thompson joined Roark in 2010 and currently serves as a Managing Director. Prior to joining Roark, Mr. Thompson worked at Montage Partners (Phoenix-based private equity firm). Before Montage, Mr. Thompson served as a Senior Associate at Kroll Zolfo Copper (a financial advising company). Mr. Thompson received a B.A. from Pomona College and an M.B.A. from the University of Chicago Booth School of Business. Mr. Thompson is a designated director nominee by our Principal Stockholders under the Stockholders Agreement.

Qualifications: Mr. Thompson’s involvement with his respective firms’ investments in various companies, in-depth knowledge, and industry experience, coupled with his skills in private financing and strategic planning, provide him with the qualifications and skills to serve as a director.

2026 Proxy Statement	9

CORPORATE GOVERNANCE
Information about our Board
The composition of our board of directors is designed to effectively guide our strategy and oversee our operations. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives, and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations.
Our Board of directors currently has 12 members, including seven independent members, and is divided into three classes, each serving staggered three-year terms of office, in accordance with our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws (our “Bylaws”). The size of the Board will be reduced to 11 as of the 2026 Annual Meeting, as Mr. Swinburn is retiring from the Board following the expiration of his term at the 2026 Annual Meeting. Each director is to hold office until such director’s term expires, their successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Selection of Nominees for our Board of Directors
The evaluation and selection of qualified director nominees is a key aspect of the Nominating and Corporate Governance Committee’s (the “NCGC”) regular evaluation of the composition of, and criteria for membership on, the Board. The NCGC also recommends to our Board of Directors for approval director nominees consistent with such director qualification criteria, applicable law, and the requirements of the Nasdaq Stock Market (“Nasdaq”), and any obligations under our contractual arrangements, including the Stockholders Agreement.
With respect to director nominee procedures, the NCGC utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers, or stockholders, or it may choose to engage a search firm. The NCGC actively seeks to achieve a diversity of professional and personal backgrounds on our board. Additionally, the NCGC selects potential candidates based on their independence, demonstrated leadership ability, and ability to exercise sound judgment. It also takes into account the backgrounds and qualifications of the Board of Directors as a group to provide a significant breadth of experience, knowledge, and abilities that will assist the Board of Directors in fulfilling its responsibilities. Ultimately, the NCGC seeks to recommend to our Board of Directors only those nominees whose specific qualities, experience, and expertise will augment the skills, experiences and qualities on our Board of Directors and whose past experience evidences that they will: (1) dedicate sufficient time, energy, and attention to support the diligent performance of Board of Directors’ duties; (2) comply with the duties and responsibilities of directors set forth in our Bylaws; (3) comply with all duties of care, loyalty, and confidentiality applicable to them as directors; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.
In connection with our IPO, we entered into the Stockholders Agreement (as amended, the “Stockholders Agreement”) with the Principal Stockholders, each of which is a related entity of Roark Capital Management, LLC. The Stockholders Agreement provides our Principal Stockholders the right to nominate to our Board of Directors a number of designees equal to: (i) a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 50% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (ii) 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 40% but less than 50% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (iii) 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 30% but less than 40% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; (iv) 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 20% but less than 30% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors; and (v) 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of our Principal Stockholders beneficially own at least 5% but less than 20% of the shares of our common stock outstanding and entitled to vote generally in the election of our directors. Pursuant to the Stockholders Agreement, the Principal Stockholders currently have the ability to designate up to seven director nominees. Consistent with these rights, the Principal Stockholders have designated Chad Hume, a Class III director nominee, and have previously designated Neal Aronson, a Class I director and Michael Thompson, a Class II director, as director nominees.
Other than designees nominated pursuant to the Stockholders Agreement described above, the NCGC considers stockholder recommendations of qualified nominees that are submitted in accordance with the procedures for director nominations described in our Bylaws. Each recommendation submitted in this manner must contain the information specified in our Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock and any agreement, arrangement, or understanding with respect to the nomination or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, a stockholder’s notice shall be delivered to our Secretary at

10	2026 Proxy Statement

our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, then stockholders must provide notice within the time periods specified in our Bylaws. See our Bylaws for additional information regarding stockholder director nominees. Other than the Company’s contractual obligations under the Stockholders Agreement, mentioned above, the NCGC does not have a policy with regard to the consideration of any director candidates recommended by stockholders because the committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates.

Our Board’s Leadership Structure
Our board regularly reviews its leadership structure to confirm that it remains appropriate for the Company as the business grows and the environment in which we operate evolves. Mr. Rivera serves as our President and Chief Executive Officer and Mr. Fitzpatrick, our former President and Chief Executive Officer, serves as our Chairman of the Board of Directors. Our Board of Directors believes that this leadership structure, separating the Chairman and Chief Executive Officer roles, is appropriate for the Company at this time, allowing Mr. Rivera to focus on the day-to-day operation of the business, operational leadership, and strategic direction of the Company. At the same time, Mr. Fitzpatrick can focus on leadership of the Board of Directors, including calling and presiding over Board meetings, preparing meeting agendas in collaboration with the Chief Executive Officer, and serving as a liaison and supplemental channel of communication between the Board of Directors and the Chief Executive Officer.

Executive Sessions of our Board of Directors
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. Committees of the Board also meet periodically in executive session.

Director Independence
As our Principal Stockholders control more than 50% of our combined voting power, we are considered a controlled company under Nasdaq and the Securities and Exchange Commission (“SEC”) rules. Under the applicable rules and regulations of the SEC and Nasdaq, we are not required to have a majority of independent directors, as such term is defined by the applicable rules and regulations of Nasdaq. Nevertheless, currently seven of our 12 directors are independent as defined by Nasdaq listing standards. Our independent directors are Mses. Halligan and Stroup and Messrs. Harmon, Johnson, Puckett, Swinburn, and Tomás.
Each of our committees is chaired by, and composed solely of, independent directors. Mr. Puckett is the Chair of the Audit Committee, Ms. Halligan is the Chair of the Compensation Committee, and Mr. Swinburn is the Chair of the NCGC. Upon Mr. Swinburn's retirement from the Board, Mr. Tomás will serve as the Chair of the NCGC.

2026 Proxy Statement	11

Our Board’s Oversight of Risk
Risk oversight is a critical aspect of the Company meeting its strategic objectives.

BOARD OF DIRECTORS

The Board of Directors executes its risk oversight responsibilities through active review and discussion of key risks facing the Company, including strategic risks, and by delegating certain risk oversight responsibilities to its committees, who regularly report back to the Board of Directors

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Oversees the management of financial risks, including accounting and financial reporting processes, internal controls and internal audit functions, the fraud risk assessment program, the enterprise risk management program, and other risk exposures, including data privacy and cybersecurity	Oversees the management of risks relating to the Company's compensation plans and arrangements	Oversees the management of risks related to the Company's corporate governance policies and practices and Board and executive-succession planning

Our Board and its Committees
The committees of our Board of Directors are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board may also establish other committees in the future as it deems necessary. In the past, but not currently, we have availed ourselves of the controlled company exception under the Nasdaq rules, which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board of Directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. We are, however, currently subject to the requirement that we have an audit committee composed entirely of independent members.
If at any time we cease to be a controlled company under the Nasdaq rules, to the extent the Company and its Board and committees are not already compliant with the Nasdaq rules, they will take all action necessary to comply with the applicable rules, including appointing a majority of independent directors to the Board of Directors and establishing certain committees composed entirely of independent directors, subject to a permitted phase-in period.
Committees of our Board of Directors
Our Board of Directors adopted written charters for each of its standing committees, all of which are available in the Governance—Documents & Charters section of our website at https://investors.drivenbrands.com. Committee members and committee chairs are appointed by the Board of Directors. Pursuant to the Stockholders Agreement, the Principal Stockholders have the right to designate members to each committee of our Board of Directors in proportion to their representation on the Board of Directors, except where prohibited by applicable laws or stock exchange regulations, in which case our Principal Stockholders are entitled to appoint observer members of any such restricted committee. Presently, directors designated by the Principal Stockholders do not serve on any committees of the Board.
Audit Committee
Our Audit Committee consists of Timothy Johnson, Rick Puckett, Karen Stroup, and Peter Swinburn. Our Board of Directors determined that Timothy Johnson and Rick Puckett qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K and that all Audit Committee members are independent as independence is defined in Rule

12	2026 Proxy Statement

10A-3 of the Exchange Act and under the Nasdaq listing standards. The principal duties and responsibilities of our Audit Committee are as follows:
•to recommend to the Board of Directors whether the Company’s annual audited financial statements should be included in our annual report on Form 10-K and prepare the annual audit committee report to be included in our annual proxy statement;
•to oversee and monitor our financial reporting process;
•to oversee and monitor the integrity of our financial statements and internal control system;
•to be directly responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm;
•to oversee the independence of our independent registered public accounting firm;
•to review the activities, organizational structure and qualifications of the internal audit department, review and advise on the selection or removal of the head of internal audit, and annually review and recommend any changes to the internal audit charter;
•to discuss and oversee policies governing how senior management assesses and manages our risk exposure;
•to oversee and monitor our compliance with legal and regulatory matters; and
•to provide regular reports to the Board of Directors.
The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.
Compensation Committee
Our Compensation Committee consists of Cathy Halligan, Damien Harmon, Rick Puckett, Karen Stroup, and Jose Tomás. The principal duties and responsibilities of the Compensation Committee are as follows:
•to review our compensation strategy, philosophy, policies, and programs;
•to annually review and make recommendations to the Board of Directors regarding the corporate goals and objectives relevant to the compensation of the Company’s chief executive officer;
•to annually review and approve the corporate goals and objectives relevant to the compensation of the Company’s executive officers, other than chief executive officer;
•to review and approve our incentive compensation plans, equity-based compensation plans, and retirement plans;
•to administer incentive compensation and equity-related plans;
•to oversee the administration of the Company’s clawback policy;
•to review and discuss with management the Company’s Compensation Discussion and Analysis and related disclosure to be included in the Company’s annual report on Form 10-K and annual proxy statement; and
•to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.
The Compensation Committee has the authority to retain or terminate, at its sole discretion, compensation consultants, independent legal counsel, or other advisors to assist the Compensation Committee in its responsibilities, such as a compensation consultant to assist in the evaluation of employee compensation, and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of the Nasdaq listing rules, subject to any applicable controlled company or other exemption.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Cathy Halligan, Peter Swinburn, and Jose Tomás. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:
•to identify candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;
•to recommend to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or to fill vacancies on the Board, as well as to recommend directors to serve on the other committees of the Board of Directors;
•to review and make recommendations to our Board of Directors regarding the size, composition and organization of the Board of Directors and its committees;

2026 Proxy Statement	13

•to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
•to develop and recommend to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company;
•to recommend to our Board of Directors the compensation of non-executive directors for their service to the Board and its committees;
•to develop and recommend to our Board of Directors a succession plan for the chief executive officer and other executive officers as deemed necessary from time to time; and
•to oversee the annual evaluation of our Board of Directors and its committees.

Board and Committee Meetings and Attendance
During fiscal year 2025, our Board of Directors held nine meetings, our Audit Committee held eight meetings, our Compensation Committee held five meetings, and our Nominating and Corporate Governance Committee held four meetings. All of our directors attended at least 75% of all Board of Directors meetings and 75% of the meetings of the committees on which they served that were held during the period that the director served on the Board and committee. All of our directors then serving attended the annual meeting held in 2025. All of our directors are expected to attend the upcoming Annual Meeting.

Insider Trading Policy
The Company maintains a Securities Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and other covered persons, as well as Driven Brands itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the exchange listing standards applicable to us. A copy of our Securities Trading Policy was filed as Exhibit 19 to our 2025 Annual Report.

Hedging and Pledging Policy
The Company’s Securities Trading Policy prohibits our directors, officers, and other employees, and their designees, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities.
Additionally, the Board of Directors, generally in its discretion, prohibits the Company’s directors, officers, employees, and their household and immediate family from engaging in transactions regarding purchasing, or pledging, the Company’s stock on margin, short sales, buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.

Communicating with our Board of Directors
Any stockholder or other interested party may contact our Board of Directors as a group, our independent directors as a group, or any individual director by sending written correspondence to them in care of our Chief Legal Officer at our principal executive offices at 440 S. Church Street, Suite 700, Charlotte, NC 28202. All communications are reviewed by the Chief Legal Officer and provided to the members of our Board of Directors as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and other routine items and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to directors.

Code of Conduct and Ethics
Our Board of Directors adopted a Code of Conduct and Ethics that applies to all our directors, officers, and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by SEC rules. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. Our Code of Conduct and Ethics is supported by underlying policies. The

14	2026 Proxy Statement

Code of Conduct and Ethics is available under the Governance—Documents & Charters section of our website at https://investors.drivenbrands.com.
The Company intends to disclose future amendments to certain provisions of the Code of Conduct and Ethics, and waivers of the Code of Conduct and Ethics granted to executive officers and directors, on the website within four business days following the date of the amendment or waiver.

Director Compensation
The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 27, 2025. Timothy Johnson commenced service on our Board of Directors on January 1, 2026, and thus, is not reflected in the below table. Mr. Fitzpatrick served as our Chief Executive Officer until May 9, 2025 and thereafter remained on our Board of Directors as Non-Executive Chairman. Compensation earned by him for services as Chief Executive Officer and thereafter, as a non-employee director, are reflected in the Summary Compensation Table.

Name	Fees earned or paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Neal Aronson(2)	—	—	—

Cathy Halligan	107,750	145,789	253,539

Damien Harmon	84,500	145,789	230,289

Chad Hume(2)	—	—	—

Rick Puckett	111,250	145,789	257,039

Karen Stroup	98,250	145,789	244,039

Peter Swinburn	107,500	145,789	253,289

Michael Thompson(2)	—	—	—

Jose Tomás	93,500	145,789	239,289
(1)Amounts set forth in the Stock Awards column represent the grant date fair value of restricted stock units (“RSUs”) granted to certain of our non-employee directors in 2025 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB Topic 718”) based on the closing price of our common stock on the date of grant.
(2)Directors who are affiliated with Roark do not receive any compensation in connection with their service as directors.
The following table shows the number of RSUs outstanding and the total number of stock options outstanding for each non-employee director as of December 27, 2025. Directors who are affiliated with Roark did not hold any outstanding RSUs or stock options as of such date.

Name	Number of Outstanding Restricted Stock Units	Number of Outstanding Stock Options

Cathy Halligan	8,809	18,182

Damien Harmon	8,809	—

Rick Puckett	8,809	34,444

Karen Stroup	8,809	18,182

Peter Swinburn	8,809	31,307

Jose Tomás	8,809	—
Our Board of Directors has approved and implemented the following director compensation program for each of our non-employee directors. The following table sets forth the cash component of our non-employee director compensation policy (which reflects a new retainer for the Chairman of the Board and increases to the committee cash retainers compared to our

2026 Proxy Statement	15

2024 compensation program, which changes were approved by the Board to align the program more closely to market practices):

Recipient(s)	Annual Cash Retainer ($)

Chairman of the Board	125,000

Non-employee directors	75,000

Audit Committee chair	30,000

Audit Committee members (excluding chair)	15,000

Compensation Committee chair	25,000

Compensation Committee members (excluding chair)	10,000

Nominating and Corporate Governance Committee chair	20,000

Nominating and Corporate Governance Committee members (excluding chair)	10,000
In addition to the annual cash retainers set forth above, each of our independent non-employee directors receives an annual equity award of RSUs. In 2025, the grant date fair value of the RSU grant was approximately $145,000. In addition, the Chairman of the Board receives an incremental annual RSU grant with a grant date fair value of approximately $55,000. These annual RSU awards generally vest on the first anniversary of the date of grant, subject to such director’s continued service through such date.
In March 2026, the Board, following a recommendation from the Nominating and Corporate Governance Committee, agreed to increase the annual cash retainer for non-employee directors to $85,000 and the annual equity award of RSUs to a grant date fair value of $165,000.

16	2026 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Other than compensation arrangements with our named executive officers (“NEOs”) and directors, we describe below each transaction or series of similar transactions, since December 28, 2024, to which we were a party or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors (or director nominees), executive officers, beneficial owners of more than 5% of the Company stock, any immediate family member of the foregoing, and any entity in which any of the foregoing persons is employed, or is a partner or principal (or in which that person has a 10% or greater beneficial ownership interest) had, has, or will have a direct or indirect material interest.
Compensation arrangements with our NEOs and directors are described in the sections entitled “Executive Compensation” and “Corporate Governance—Director Compensation,” respectively.

Policies and Procedures for Related Person Transactions
We have adopted a written Related Person Transaction Policy (the “RPT Policy”), which sets forth our policy with respect to the review, approval, ratification, and disclosure of all related person transactions by our Audit Committee. In accordance with the RPT Policy, our Audit Committee has overall responsibility for implementation of and compliance with the RPT Policy.
For purposes of the RPT Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeded, exceeds, or will exceed $120,000 and in which any related person (as defined in the policy) had, has, or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Audit Committee.
The RPT Policy requires that notice of a proposed related person transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the RPT Policy, our Audit Committee will be permitted to approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event we become aware of a related person transaction that has not been previously reviewed, approved, or ratified under the RPT Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind, or terminate the related person transaction.
The RPT Policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
Related Person Transactions
Stockholders Agreement
On June 5, 2024, we amended the Stockholders Agreement that we entered into with the Principal Stockholders in connection with our IPO, on January 15, 2021. The Stockholders Agreement contains certain rights for the Principal Stockholders with respect to the composition of our Board of Directors. Under the Stockholders Agreement, the Principal Stockholders have the right to designate as nominees a certain percentage of director nominees for election to our Board of Directors based on their beneficial ownership. See the “Corporate Governance—Information about our Board” section of this Proxy Statement for additional information.
Registration Rights Agreement
In connection with the completion of the IPO, we entered into a registration rights agreement with Driven Equity LLC and RC IV Cayman ICW Holdings LLC on January 20, 2021. On December 29, 2021, we entered into joinder agreements to the registration rights agreement with Driven Equity Sub LLC and RC IV Cayman ICW Holdings Sub LLC. Consequently, these entities became transferees of registrable securities under the registration rights agreement.

2026 Proxy Statement	17

The registration rights agreement granted our Principal Stockholders and certain of their affiliates the right to cause us to register shares of our common stock held by it under the Securities Act of 1933, as amended (the “Securities Act”) and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of our Principal Stockholders are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of our Principal Stockholders and members of management participating in any offering against certain liabilities which may arise under the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to us.
Income Tax Receivable Agreement
We entered into an income tax receivable agreement on January 16, 2021, pursuant to which certain current and prior stockholders, including our Principal Stockholders, and our senior management team, have the right to receive payment by us of 85% of the amount of cash savings, if any, in U.S. and Canadian federal, state, local, and provincial income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of a change of control and certain subsidiary dispositions, as discussed below) as a result of the realization of Pre-IPO and IPO-Related Tax Benefits. The “Pre-IPO and IPO-Related Tax Benefits,” include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we have in our and our subsidiaries’ intangible assets, (ii) the utilization of certain of our and our subsidiaries’ U.S. federal and Canadian federal and provincial net operating losses, non-capital losses, disallowed interest expense carryforwards, and tax credits, if any, attributable to periods prior to the IPO, (iii) deductions in respect of debt issuance costs associated with certain of our and our subsidiaries’ financing arrangements, and (iv) deductions in respect of our and our subsidiaries’ offering-related expenses.
For purposes of the income tax receivable agreement, cash savings in income tax will be computed by reference to the reduction in the liability for income taxes resulting from the Pre-IPO and IPO-Related Tax Benefits. The term of the income tax receivable agreement commenced upon consummation of IPO and will continue until all relevant Pre-IPO and IPO-Related Tax Benefits have been utilized, accelerated, or expired.
Our counterparties under the income tax receivable agreement will not reimburse us for any payments previously made if such Pre-IPO and IPO-Related Tax Benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances, we could make payments under the income tax receivable agreement that are greater than our and our subsidiaries’ actual cash tax savings.
While the actual amount and timing of any payments under the income tax receivable agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our and our subsidiaries’ use of the Pre-IPO and IPO-Related Tax Benefits, we expect that during the term of the income tax receivable agreement, the payments that we may make could be material. We made payments in the aggregate amount of $38 million under the income tax receivable agreement in 2024 related to FY23, a portion of this amount having now been determined to be pre-payment of TRA liabilities relating to the Company's FY24 normal operations.
Assuming no material changes in the relevant tax law and that we and our subsidiaries earn sufficient taxable income to realize the full Pre-IPO and IPO-Related Tax Benefits, we estimated an tax receivable agreement payable of $56 million for FY25 (of which $22 million was paid in the first quarter of 2026) and a future non-current tax receivable agreement payable of $73 million payable in FY26 or later. Any future changes in the realizability of the Pre-IPO and IPO-Related Tax Benefits will impact the amount that will be paid under the income tax receivable agreement.
If we undergo a change of control, payments under the income tax receivable agreement for each taxable year after such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Pre-IPO and IPO-Related Tax Benefits. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a change of control, we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement attributable to the Pre-IPO and IPO-Related Tax Benefits of such subsidiary that is sold or disposed of, applying the assumptions described above.
The income tax receivable agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the income tax receivable agreement will be accelerated and will become due and payable and we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement, applying the same assumptions described above. Such payments could be substantial and could exceed our and our subsidiaries’ actual cash tax savings from the Pre-IPO and IPO-Related Tax Benefits.
Because we are a holding company with no operations of our own, our ability to make payments under the income tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements may

18	2026 Proxy Statement

restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the income tax receivable agreement. To the extent that we are unable to make payments under the income tax receivable agreement because of restrictions under our outstanding indebtedness, such payments will be deferred and will generally accrue interest at a rate of the Secured Overnight Financing Rate (“SOFR”) plus 1.00% per annum until paid. To the extent that we are unable to make payments under the income tax receivable agreement for any other reason, such payments will generally accrue interest at a rate of SOFR plus 5.00% per annum until paid.
Divisions Maintenance Group
Following the completion of a bidding process, we entered into an agreement and have made payments for facilities maintenance services in the aggregate amount of approximately $1.1 million during the year ended December 27, 2025, to Divisions Maintenance Group, an entity owned by affiliates of Roark Capital Management, LLC, which is related to our Principal Stockholders. The agreement was reviewed and approved by the Audit Committee of the Company’s Board of Directors in accordance with our Related Person Transactions Policy.

2026 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 1, 2026, unless otherwise noted below for the following:
•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;
•each of our NEOs;
•each of our directors and director nominees; and
•all of our executive officers, directors, and director nominees as a group.
The percentage of ownership is based on 164,955,964 shares of common stock outstanding as of June 1, 2026.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities or have the right to acquire such powers within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned Membership

	Number	Percent

5% Stockholders

Roark Entities(1)	101,591,523	61.8%

FMR LLC(2)	8,235,288	5.0%

NEOs and Directors

Jonathan Fitzpatrick(3)	5,016,737	3.0%

Daniel Rivera(4)	1,048,562	*

Michael Diamond	42,272	*

Scott O’Melia(5)	706,920	*

Muhammad Khalid	52,964	*

Neal Aronson(1)	—	—

Michael Thompson	—	—

Chad Hume	—	—

Cathy Halligan(6)	44,780	*

Damien Harmon	19,423	—

Timothy Johnson	—	—

Rick Puckett(7)	203,926	*

Karen Stroup(6)	51,624	*

Peter Swinburn(8)	277,403	*

Jose Tomás	28,319	*

All directors and executive officers as a group (15 persons)(9)	7,492,930	4.4%
*Represents less than 1%.
(1)Information regarding the beneficial ownership of the Principal Stockholders is based on the Schedule 13G/A filed with the SEC on November 12, 2024. Driven Equity Sub LLC directly owns 68,832,571 shares of common stock and RC IV Cayman ICW Holdings Sub LLC directly owns 32,758,952 shares of common stock.

Driven Equity Sub LLC, a Delaware limited liability company, is controlled by Driven Equity LLC, a Delaware limited liability company. Driven Equity LLC is controlled by RC Driven Holdco LLC, a Delaware limited liability company. RC Driven Holdco LLC is controlled by RC III Portfolio Holdings LP, a Cayman

20	2026 Proxy Statement

Islands exempted limited partnership, which is in turn controlled by its general partner, Roark Capital GenPar III Cayman AIV Sub LLC, a Cayman Islands limited liability company. Roark Capital GenPar III Cayman AIV Sub LLC is controlled by Roark Capital GenPar III LLC, a Delaware limited liability company. Roark Capital GenPar III LLC is controlled by its managing member, Neal K. Aronson. Each of Driven Equity LLC, RC Driven Holdco LLC, RC III Portfolio Holdings LP, Roark Capital GenPar III Cayman AIV Sub LLC, Roark Capital GenPar III LLC, and Mr. Aronson may be deemed to have voting and dispositive power with respect to the common stock directly owned by Driven Equity Sub LLC and therefore be deemed to be the beneficial owner of the common stock held by that entity, but each disclaim beneficial ownership of such common stock.

RC IV Cayman ICW Holdings Sub LLC, a Delaware limited liability company, is controlled by RC IV Cayman ICW Holdings LLC, a Cayman Islands limited liability company. RC IV Cayman ICW Holdings LLC is controlled by RC IV Cayman ICW Equity LLC, a Cayman Islands limited liability company. RC IV Cayman ICW Equity LLC is controlled by Roark Capital Partners IV Cayman AIV LP, a Cayman Islands exempted limited partnership, which is in turn controlled by its general partner, Roark Capital GenPar IV Cayman AIV LP, a Cayman Islands exempted limited partnership. Roark Capital GenPar IV Cayman AIV LP is controlled by its general partner, Roark Capital GenPar IV Cayman AIV Ltd., an exempted company incorporated in the Cayman Islands with limited liability. Each of RC IV Cayman ICW Holdings LLC, RC IV Cayman ICW Equity LLC, Roark Capital Partners IV Cayman AIV LP, Roark Capital GenPar IV Cayman AIV LP, and Roark Capital GenPar IV Cayman AIV Ltd. may be deemed to have voting and dispositive power with respect to the common stock directly owned by RC IV Cayman ICW Holdings Sub LLC and therefore be deemed to be the beneficial owner of the common stock held by that entity, but each disclaim beneficial ownership of such common stock.

The Principal Stockholders are a “group” for purposes of Section 13(d) of the Exchange Act and each of the Principal Stockholders may be deemed to beneficially own the shares of common stock held by the other Principal Stockholder. The principal business address of each of the entities and persons identified in this paragraph is c/o Roark Capital Management, LLC, 1180 Peachtree Street, Suite 2500, Atlanta, GA, 30309.
(2)Based on the Schedule 13G filed by FMR LLC and Abigail P. Johnson on May 6, 2026 with the SEC. The Schedule 13G discloses that as of March 31, 2026, FMR LLC had sole voting power over 8,233,669 shares, sole dispositive power over 8,235,287.88 shares and shared voting and dispositive power over zero shares, and that Abigail P. Johnson had sole dispositive power over 8,235,287.88 shares and sole voting power, shared voting power and shared dispositive power over zero shares.
(3)Includes options to purchase 2,762,247 shares of common stock.
(4)Includes options to purchase 518,421 shares of common stock.
(5)Includes options to purchase 593,565 shares of common stock.
(6)Includes options to purchase 18,182 shares of common stock.
(7)Includes options to purchase 34,444 shares of common stock.
(8)Includes options to purchase 31,307 shares of common stock.
(9)Includes options to purchase 3,930,142 shares of common stock.

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HUMAN CAPITAL MANAGEMENT
Our Workforce
As of December 27, 2025, we employed approximately 7,100 employees, including approximately 6,500 employees at company-operated locations, excluding employees within our discontinued operations. Our team members are a key competitive advantage that is critical to the delivery of our strategic growth plans and business results that benefit our stockholders. We have built a culture that values openness, results, and boldness, where our team members are encouraged to take calculated risks, overcome challenges others may shy away from, and achieve great things. We embrace our employees' varied backgrounds, skills, and perspectives, allowing us to foster greater innovation and deliver a superior experience for the communities that we serve.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain, and motivate our employees, executive officers, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. We strive for exceptional performance and results, which is why meritocracy is one of our core values.
Succession Planning
The NCGC periodically reviews the Company’s CEO succession plan, including the identification of any qualified internal candidates along with the process by which the Company would identify external candidates. The NCGC reports on succession planning to the Board . The NCGC's work on succession planning over the past several years facilitated the CEO transition announced in February 2025.

22	2026 Proxy Statement

PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, and as a matter of good corporate governance, the below resolution will be presented at the Annual Meeting asking our stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, and the related compensation tables, notes, and narrative in this Proxy Statement for the Company’s Annual Meeting.
As set forth in the CD&A below, the Company has designed its compensation programs to: (i) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (ii) attract and retain executives with the experience necessary to achieve our business goals, and (iii) align executives’ interests with those of our stockholders and to encourage the creation of long-term value. Although the vote to approve executive compensation is purely advisory and non-binding, the Compensation Committee and Board of Directors value the opinions of our stockholders and will consider the results of the vote in determining the compensation of the NEOs and in designing the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:
“RESOLVED, that the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2026 Annual Meeting of Stockholders is hereby APPROVED.”
We currently hold an annual advisory vote to approve the compensation of our NEOs. Accordingly, unless such policy is changed, the next such vote following the Annual Meeting is expected to be held at our 2027 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs.

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EXECUTIVE COMPENSATION

Compensation Discussion & Analysis
The following CD&A provides information regarding the objectives and elements of our executive compensation philosophy, practices, and programs with respect to the compensation of our NEOs. The following should be read together with the compensation tables and related disclosures set forth below.
This CD&A details the continued evolution of our executive compensation program since we became a publicly-traded company in January 2021. We have established a number of policies and practices to support our compensation philosophy, improve our compensation governance, and drive performance that align executives’ and stockholders’ interests.
Our NEOs for the fiscal year ended December 27, 2025 are set forth in the table below. We had no other individuals serve as executive officers of the Company during the 2025 fiscal year.

Name	Title

Daniel R. Rivera(1)	President and Chief Executive Officer

Michael F. Diamond	Executive Vice President and Chief Financial Officer

Scott O’Melia	Executive Vice President and Chief Legal Officer

Muhammad Khalid(2)	Executive Vice President and Chief Operating Officer

Jonathan Fitzpatrick(1)	Chairman of the Board; former President and Chief Executive Officer
(1)Mr. Rivera replaced Mr. Fitzpatrick, who stepped down as President and CEO and terminated his employment, effective as of May 9, 2025. Following his termination, Mr. Fitzpatrick assumed the role of non-executive Chairman of the Board. To facilitate the transition and enable continuity, Mr. Fitzpatrick also served as a Senior Advisor to Mr. Rivera through the end of the 2025 fiscal year. See the "CEO Transition" section below for additional information.
(2)Mr. Khalid was appointed as our Executive Vice President and Chief Operating Officer effective as of August 25, 2025.

Executive Summary

Executive Compensation Philosophy

WE ARE GUIDED BY THE THREE PRINCIPLES OF OUR EXECUTIVE COMPENSATION PHILOSOPHY	Pay for Performance

Attract, Retain, and Promote Talent

Align Executives’ Interests with the Interests of Stockholders

The success of our business and value creation for our stockholders depends on the continued contributions of all our employees, including key executives and senior management. We have designed our executive compensation program to (i) align executives’ compensation with Company performance through targets and metrics that incentivize the production of sustainable and profitable long-term growth; (ii) attract, retain, and promote talent with competitive compensation, including an appropriate balance of fixed and variable compensation; and (iii) align executives’ interest with the interests of our stockholders through long-term equity incentive awards that primarily vest based on the Company’s performance over a three-year performance period.

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Overview of Executive Compensation
The Company’s executive compensation program consists of three primary elements: (1) Base Salary; (2) Annual Cash Incentive; and (3) Long-Term Equity Incentives composed of Performance-based Restricted Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”). Other than the base salary, the amount of compensation realized by the NEOs depends predominantly on the Company’s achievement of specified strategic goals and metrics and the appreciation of our stock price. For more information regarding each element, see “Elements of Executive Compensation” below.

Compensation Element	Description	Objectives

Base Salary	Annual fixed compensation
•To target a competitive level of fixed compensation to attract and retain top talent with the experience, skills, and abilities critical to our long-term success
•To reward sustained success in meeting or exceeding key corporate or business objectives through performance-based salary increases

Annual Cash Incentive	Performance-based cash award based on the Company’s achievement of certain strategic metrics
•To recognize individuals based upon their contributions to goals and objectives aligned to the delivery of key strategic priorities
•To drive Company performance toward achievement of key strategic goals that are aligned with the interests of stockholders

Long-Term Equity Incentives	PSUs: Cliff vest at the end of a three-year performance period based on achievement against pre-established cumulative adjusted EBITDA goals and relative total stockholder return (“TSR”) performance
•To reward for achievement of superior long-term performance (both absolute and relative) that is aligned with the interests of stockholders
•To support focus on long-term, sustainable performance and to drive retention of key talent

	RSUs: Vest ratably over three years, assuming continued employment	•To retain executives and directly align their interests with those of stockholders

Target 2025 Compensation Mix for our CEO and Other NEOs
The Company’s executive compensation program places a majority of our NEOs’ annual compensation at-risk based on Company performance. The following shows the mix of our CEO’s and the average of our other NEOs’ 2025 target compensation, consisting of their 2025 base salary, target 2025 annual cash bonus, and target value of annual long-term equity incentives granted in 2025 (“Target Compensation”). As indicated below, pursuant to our philosophy of aligning pay with performance, 78% of our non-CEO NEOs’ average Target Compensation, and 85% of our CEO's Target Compensation, is at-risk.

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(1)Represents annualized target compensation levels for Mr. Rivera.
(2)Excludes Mr. Fitzpatrick, given his termination of employment, as well as the one-time special equity awards for Messrs.Khalid and Rivera and transaction bonus earned by Mr. O'Melia in 2025 given the one-time nature of such awards.

Compensation Best Practices

Over 75% of 2025 Target Compensation is at-risk

Fully independent Compensation Committee

Established Stock Ownership Guidelines

Engage with investors regarding the executive compensation program

Use a mix of pre-established relative and absolute performance metrics

Provide minimal perquisites

Prohibit repricing underwater options

Prohibit our NEOs from engaging in short sales, hedging transactions, or other speculative trading of our securities

Prohibit excise tax gross-up payments

Mitigate undue risk through caps on performance-based payments and active engagement and oversight of compensation program by the Compensation Committee

Clawback provisions apply in the event of accounting restatements and instances of fraud or violation of restrictive covenants

Compensation Committee engagement of an independent compensation consulting firm

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Process for Determining Executive Compensation
Our Compensation Committee is responsible for determining and recommending to the Board for approval the compensation of our CEO and for approval of the compensation for our other executive officers. Our Compensation Committee reviews with management the Company’s compensation philosophy, objectives, and targets. Our CEO (for 2025, Mr. Fitzpatrick prior to his departure) works closely with our Compensation Committee in managing our executive compensation program and attends meetings of our Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with our Compensation Committee or our Board regarding his own compensation. Mr. Rivera's compensation as CEO was set in connection with his appointment.
Our Compensation Committee has retained Meridian Compensation Partners (“Meridian”) as its independent executive compensation advisor to support our Compensation Committee as our executive compensation program continues to mature. After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the Compensation Committee concluded that there are no conflicts of interest with respect to the engagement of Meridian by the Compensation Committee.

Meridian assisted the Compensation Committee in reviewing the peer group that it would use for benchmarking purposes related to 2025 executive compensation determinations. After considering multiple factors, including annual revenue, system-wide sales, market capitalization, EBITDA, franchise focus, and historical and projected growth rates, our Compensation Committee approved the peer group set forth below, which remained the same as the peer group used for 2024. The Compensation Committee believes that Driven Brands’ positioning between the 25th and 50th percentiles of the peer group for annual revenue, and closer to the 50th percentile for system-wide sales, makes the peer group a good basis for compensation benchmarking.

Peer Group used for 2025 Compensation Decisions

Academy Sports and Outdoors	Domino’s Pizza	Papa John’s International	Valvoline

Avis Budget Group	Five Below	Planet Fitness	Williams-Sonoma

Bloomin’ Brands	Floor & Décor Holdings	Restaurant Brands International	Wyndham Hotels & Resorts

Choice Hotels International	Hertz Global Holdings	Texas Roadhouse

Dick’s Sporting Goods	Jack in the Box	The Wendy’s Co.

Say on Pay, Response to Stockholder Feedback, and Stockholder Outreach
The Compensation Committee and the Board value the input of our stockholders. Driven Brands is dedicated to maintaining meaningful engagement with our stockholders, through the active involvement of our senior management and investor relations teams. In 2025, we conducted approximately 200 meetings with stockholders and potential investors, underscoring our commitment to engaging in thorough discussions about governance, Company performance, strategic initiatives, and the Company’s future direction.

At our 2025 Annual Meeting, approximately 86% of the votes cast voted in favor of our NEO compensation program. Given this level of support of our stockholders for our executive compensation program, we did not make significant changes to our executive compensation program as a result of such vote.
The Board of Directors and our senior management team continue to value the input and feedback we receive from our stockholders regarding our company’s strategies, operations, and corporate governance practices. We believe fostering an open and mutually beneficial dialogue with our investors is essential. This approach not only improves transparency for our stockholders but also enables both our Board and management team to make decisions that are well-informed and aligned with the interests and concerns of our stockholders.
Elements of Executive Compensation
As noted above, our compensation program consists of three main elements: base salary, annual cash incentives, and equity-based long-term incentives. We also provide various benefit and retirement programs.
Base Salary
NEOs receive a base salary to compensate them for services provided to the Company. Base salary provides a fixed component of compensation and is intended to reflect numerous factors, such as the nature of the role and the experience and performance of the individual. The Compensation Committee sets and adjusts the base salaries of our executive

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officers, including our NEOs, as it deems appropriate. During 2025, Mr. Rivera's and Mr. Khalid's base salaries shown below were set in connection with their appointments to President and Chief Executive Officer and Chief Operating Officer, respectively. Mr. O'Melia's base salary increased from $525,000 to $600,000 during 2025 in recognition of his contributions to, and leadership on, various critical strategic projects. The Compensation Committee did not increase the base salary for Mr. Diamond in 2025.

Name	2025 Annual Base Salary ($)

Daniel R. Rivera	800,000

Michael F. Diamond	700,000

Scott O’Melia	600,000

Muhammad Khalid	575,000

Jonathan Fitzpatrick(1)	1,000,000

(1)Mr. Fitzpatrick stepped down as President and Chief Executive Officer on May 9, 2025 and the amount shown reflects his annual base salary as in effect prior to his resignation.
Annual Incentive Compensation
During fiscal year 2025, our NEOs were eligible to participate in our annual performance-based cash bonus plan (“ABP”). The 2025 annual target bonus levels (as a percentage of base salary) for each of our NEOs under the ABP are set forth below. Messrs. Rivera's and Khalid's target bonuses shown below were set in connection with their respective appointments. The Compensation Committee did not increase the target bonus (as a percentage of base salary) for any of our other NEOs in 2025.

Name	2025 Target Bonus (% of Base Salary)

Daniel R. Rivera	150%

Michael F. Diamond	100%

Scott O’Melia	100%

Muhammad Khalid	100%

Jonathan Fitzpatrick(1)	150%

(1)Mr. Fitzpatrick's 2025 ABP was forfeited in its entirety upon his resignation.
The ABP is a critical component of the executive compensation program, reinforces the Company’s goals and strategic initiatives, and rewards executives for Company and business unit performance, as applicable. The Compensation Committee discusses potential metrics used to determine the amount of bonus payable to each NEO and selects and weights metrics that capture the major levers that drive our growth and financial success and reflect our key performance indicators for the applicable year. The Company does not disclose the specific targets for each of the metrics due to the risk of competitive harm, but the target for each metric meets or exceeds the financial guidance that the Company provides to investors. The target for each metric is set to reward only exceptional performance and requires year-over-year improvement for most metrics.
The following metrics, weightings, and payout scales applied to the 2025 ABP:

	Weight	Threshold Performance (Percentage of Target)	Target Performance (Percentage of Target)	Max Performance (Percentage of Target)

Payout (% of target)		50%	100%	200%

Adjusted EBITDA(1)	75%	95%	100%	110%

Revenue	10%	95%		110%
Same-Store Sales	15%	50%		200%

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(1)“Adjusted EBITDA” represents earnings before interest expense, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, equity compensation, loss on debt extinguishment, and certain non-recurring, non-core, infrequent, or unusual charges. Please refer to Exhibit A of this Proxy Statement for a reconciliation of Non-GAAP financial measures.
In addition to the noted metrics, the Company must meet or exceed threshold performance for the Adjusted EBITDA metric for any ABP payment to be paid. The overall bonus payout was also subject to a 20% reduction if a material weakness in internal controls was reported in the Company’s 2025 Annual Report. The Compensation Committee and Board also reserve the right to adjust individual payouts based on extraordinary performance or event(s).
In 2025, the Company did not meet the Adjusted EBITDA threshold performance level. Therefore, the NEOs did not receive any payments under the 2025 ABP.
Long-Term Incentive Compensation—Equity

We believe that long-term equity compensation is important to assure that the interests of our executives are aligned with those of our stockholders, thus promoting value-creation for our executives and our stockholders. We provide equity-based incentive compensation to our NEOs because it links our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such officers have a continuing stake in our long-term success. Accordingly, in 2025, the Company granted long-term equity incentive (“LTI”) awards to our NEOs.
Pursuant to the 2025 NEO LTI program, the Company granted both RSUs and PSUs. The RSUs comprised one-third of the target award value and the PSUs comprised two-thirds of the target award value. Of the PSUs granted, 60% vest based on the Company’s cumulative Adjusted EBITDA for the three fiscal years in the performance period and 40% vest based on the Company’s relative TSR over the performance period. The performance period for the 2025 PSUs is the three fiscal years from 2025 through 2027 (“Performance Period”).
The following table sets forth the key provisions of the 2025 annual LTI awards.

2025 Long-term Incentive Compensation

Vehicle	Vesting Criteria	Objective	Key Design Features

RSUs (33% of award value)	Ratably over three years	•Alignment with shareholders •Retention of executive officers	•Value driven by our stock price performance

PSUs (67% of award value)	Cumulative Adjusted EBITDA over the Performance Period (60% of PSUs)	•Incentivize delivery of long-term strategy	•0-200% of the units vest based on the Company’s financial performance against a pre-set target

	Relative TSR against constituents of S&P MidCap 400 Index over the Performance Period (40% of PSUs)	•Incentivize relative stock price outperformance •Align with experience of shareholders	•0-200% of units vest based on the Company’s relative TSR

The number of PSUs that vest following the Performance Period is determined based on the following performance scales. The Company does not disclose its target Cumulative Adjusted EBITDA for the Performance Period due to the risk of competitive harm and is subject to adjustment to account for significant transactions that impact cumulative Adjusted EBITDA and were not contemplated when the initial goal was set.

2025 PSU Metrics and Weightings

Metric	Weight	Threshold	Target	Max

Payout (% of target)		50%	100%	200%

Cumulative Adjusted EBITDA	60%	90% of target	100% of target	110% of target

Relative TSR(1)	40%	25th percentile	50th percentile	75th percentile

(1)Performance relative to the S&P MidCap 400 Index constituents at the beginning of the Performance Period.

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2025 Target LTI Award Values
The following table sets forth the 2025 annual LTI target award values for each of our NEOs. Mr. Rivera’s and Mr. Khalid’s target award values were set in recognition of their respective appointments. Mr. Rivera’s annual grant was approved by the Board in March, with the grant effective upon his appointment as President and Chief Executive Officer. Mr. O'Melia's target award value increased during 2025 corresponding to his increased Base Salary. Mr. Fitzpatrick did not receive any 2025 LTI awards due to his termination of employment (other than RSUs, with a total target value of approximately $200,000 granted for his services as non-executive Chairman of the Board)

Name	Target Value ($)

Daniel R. Rivera	3,200,000

Michael F. Diamond	1,750,000

Scott O’Melia	1,500,000

Muhammad Khalid	950,000

The number of RSUs and PSUs granted to the NEOs was determined by dividing the target values above by the average of the closing price of the Company’s stock for the 10 trading days prior to the grant date, which in 2025 was $16.46. For the number of RSUs and target PSUs granted and the accounting grant date fair value of such awards, see the “2025 Grants of Plan-Based Awards Table.”
Rivera Award

In connection with, and in recognition of, his promotion to President and Chief Executive Officer, the Board approved a supplemental 2025 LTI award with a target grant date value of $500,000. Such target grant date value was added to Mr. Rivera’s annual LTI target award value described above and such combined award was granted one-third in the form of RSUs and two-thirds in the form of PSUs (subject to vesting as described above).

Khalid Award

In June 2025, the Compensation Committee approved a special LTI award for Mr. Khalid with a target grant date value of $3 million in recognition of his key leadership role with Take 5 Oil Change. One-third of the award was granted in the form of RSUs that will ratably vest on the first two anniversaries of the grant date and two-thirds of the award was granted in the form of PSUs that will vest based upon Take 5 Oil Change's Adjusted EBITDA performance for fiscal year 2027.

2023 PSU Payouts
The PSUs previously granted to Messrs. Rivera, O'Melia, Khalid and Fitzpatrick in 2023 were similar in structure to the 2025 PSUs and eligible to vest based on the achievement of Cumulative Adjusted EBITDA performance goals (weighted 60%) and the Company's Relative TSR performance as compared to the constituents of the S&P 400 Midcap Index (weighted 40%), in each case, over a three-year performance period that ended on December 27, 2025. No payout would be earned for performance below the threshold performance level for each metric, while performance at the threshold performance level would result in 50% of the target PSUs vesting, and performance at the maximum performance level would result in 200% of the target PSUs vesting. Following the end of the performance period and in accordance with the terms of the PSU award agreement, the Compensation Committee adjusted the Cumulative Adjusted EBITDA target to account for strategic transactions that took place during the performance period. Following the Performance Period, the Compensation Committee certified the final achievement against each metric, which resulted in an aggregate payout at 0% as neither the Cumulative Adjusted EBITDA metric nor the Relative TSR metric met threshold performance.
CEO Transition

On May 9, 2025 (the “CEO Transition Date”) Mr. Fitzpatrick stepped down as President and Chief Executive Officer and terminated his employment with the Company. Following such termination, Mr. Fitzpatrick assumed the role of non-executive Chair of the Board. Consistent with the Company’s succession plan developed over several years, the Board appointed Mr. Rivera to serve as President and CEO, effective as of the CEO Transition Date. To facilitate the transition and enable continuity, Mr. Fitzpatrick served as a Senior Advisor to Mr. Rivera through the end of our 2025 fiscal year and received a total of $750,000 in cash fees as compensation for such advisory services. Mr. Fitzpatrick did not receive any severance in connection with his termination. As a non-employee director, Mr. Fitzpatrick received compensation as described in the “Director Compensation” section above as well as an additional cash retainer of $125,000 (for a total of $200,000 in cash payments) and an additional grant of RSUs with a target value of $55,000 (for a total RSU grant with a target value of

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$200,000) for his service as Chair of the Board.
Employee Benefits, Retirement, and Perquisites
In addition to medical, dental, and disability benefits generally available to our broader employee population, we provide certain limited perquisites to our NEOs, which we have determined are appropriate for recruitment and retention of qualified executive officers. The perquisites and other benefits provided to our NEOs in 2025 included company-paid group life insurance premiums, and annual executive physicals. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Attributed costs of the perquisites and personal benefits described above for our NEOs are included in the column “All Other Compensation” of the Summary Compensation Table.
Our NEOs are eligible to participate in the Driven Brands, Inc. Non-qualified Deferred Compensation Plan. See “Retirement Benefits” for additional information regarding such plans. For a description of the cash severance payments and benefits potentially payable to our NEOs following certain terminations of employment pursuant to the terms of each NEO’s employment agreement, see “Potential Payments Upon Termination of Employment or Change in Control” for additional information.
Other Compensation Policies and Practices
Hedging and Pledging Policy
Our Securities Trading Policy provides that Company employees and directors may not engage in derivative transactions involving the Company’s securities. Our Securities Trading Policy further prohibits our directors, officers, and other employees, and their designees, from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities. The Company prohibits its directors, officers, employees, and their household and immediate family from engaging in transactions regarding purchasing, or pledging of, the Company’s stock on margin, short sales, buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our NEOs to encourage them to maintain a significant financial stake in the Company and align their interests with the interests of our stockholders. The CEO and other NEOs must own shares of Driven Brands stock with a fair market value of at least the following:

Role	Ownership Requirement

CEO	6x annual cash salary

Other NEOs	3x annual cash salary

Ownership guidelines may be fulfilled using the following shares:
•Shares owned outright, including vested restricted stock
•Unvested time-based restricted stock
•Unvested RSUs
Stock options (whether or not vested) and unvested PSUs and performance-based restricted stock awards may not be used to fulfill ownership guidelines.
The Compensation Committee reviews the guidelines and monitors compliance with them annually. Our NEOs who are currently employed by us have until March 2027, other than Mr. Khalid (who has until February 2028) and Mr. Diamond (who has until August 2029), to comply with the stock ownership guidelines, and future executive officers will have five years from receipt of their first full LTI grant to comply with the guidelines.
Compensation Risk Assessment
Our management conducted an assessment of our compensation policies and practices that apply to employees at all levels, including those participating in the ABP and those who receive LTI grants. The assessment was conducted by members of our human resources division, and included an evaluation of:
•The types of compensation offered (including fixed and incentive, as well as short-term and long-term incentives);
•Eligibility for participation in compensation programs;

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•Compensation program design and governance;
•The process for establishing performance objectives; and
•Processes and program approvals for our compensation programs.
The assessment was discussed with the Compensation Committee in March 2025. Management’s conclusion, with which the Compensation Committee concurred, was that the Company’s compensation programs and practices do not encourage unnecessary or excessive risk behaviors in pursuit of strategic objectives or otherwise, and the programs and practices are not reasonably likely to have a material adverse effect on the Company.
Equity Grant Timing

Since the establishment of an annual LTI program, the Compensation Committee has generally granted annual equity awards each year at its regularly scheduled Compensation Committee meeting in February or March. Awards may also be granted throughout the year, generally in instances of new hires, promotions, or to recognize exceptional performance. Although the Company does not currently grant stock options or stock appreciation rights, eligible employees may enroll to purchase shares of the Company’s Common Stock under the terms of our Employee Stock Purchase Plan, with purchase dates generally in early March and early September of each year. The Company may change these equity grant practices in the future. During 2025, the Compensation Committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Clawback Provisions

We maintain a Rule 10D-1 Clawback Policy, which is intended to comply with the requirements of Listing Rule 5608 adopted by the Nasdaq Stock Market implementing Rule 10D-1 under the Securities Exchange Act of 1934 (the “Clawback Policy”). In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
The Company is in the process of evaluating the impact of the restatement of the financial statements for fiscal years 2023 and 2024 (the "Restatement") under the Clawback Policy. The Company will disclose the outcome of that analysis, including any recovery determinations, as required once completed. See the “Recovery of Erroneously Awarded Compensation” section below for additional information.
In addition, our RSU and PSU grant agreements permit the Compensation Committee to, among other actions, cancel such awards (including awards subject to time-based vesting conditions) if the executive engages in activity that is in conflict with or adverse to the interests of the Company or any affiliate, including fraud, violation of any restrictive covenants, and conduct contributing to any financial restatements.
Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2025 Annual Report.
THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS:
Catherine Halligan, Chair
Damien Harmon
Rick Puckett
Karen Stroup
Jose Tomás

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Executive Compensation Tables
Summary Compensation Table
The following summary compensation table sets forth information regarding the compensation paid to, awarded to, or earned by our NEOs for services rendered in all capacities during the fiscal years ended December 27, 2025, December 28, 2024, and December 30, 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5) ($)	Total ($)
Daniel Rivera President and Chief Executive Officer	2025	714,328	—	4,421,299	—	—	52,608	5,188,235
	2024	575,001	—	1,587,499	—	428,950	39,884	2,631,334
	2023	555,769	37,401	5,993,746	841,686	130,065	30,413	7,589,080
Michael Diamond Executive Vice President and Chief Financial Officer	2025	700,000	—	2,036,570	—	—	40,060	2,776,630
	2024	282,692	550,000	3,637,572	—	—	8,305	4,478,569
Scott O’Melia Executive Vice President and Chief Legal Officer	2025	582,693	333,333	1,527,438	—	—	20,231	2,463,695
	2024	490,385	166,667	4,505,233	—	391,650	16,122	5,570,057
	2023	475,000	—	1,556,470	1,140,187	53,438	18,570	3,243,665
Muhammad Khalid Executive Vice President and Chief Operating Officer	2025	507,693	—	4,006,703	—	—	37,271	4,551,667
Jonathan Fitzpatrick Non-Executive Chair of the Board and Former President and Chief Executive Officer	2025	384,615	—	205,565	—	—	926,432	1,516,612
	2024	1,000,000	—	5,521,742	—	1,119,000	15,042	7,655,784
	2023	1,000,000	—	22,442,237	5,363,937	225,000	44,442	29,075,616
Footnotes:
(1)For Mr. O'Melia, the reported amount reflects a one-time transactional bonus that was originally granted in 2024. One-third of such bonus was payable upon the closing of the sale of the Company's Canadian distribution business, which was paid in August 2024, and two-thirds of such bonus was payable upon the closing of the sale of the United States Car Wash business, which was paid in April 2025.
(2)For 2025 stock awards, amounts reflect the grant date value of PSUs and RSUs, in each case calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Stock Compensation," ("FASB, ASC Topic 718") excluding the effect of estimated forfeitures. For the PSUs, the amounts reported are based on the probable outcome of the performance conditions at grant. The grant date fair value of the PSUs, assuming maximum performance, would have been as follows: Mr. Rivera: $5,070,836; Mr. Diamond: $2,346,194; Mr. O'Melia: $1,759,662; Mr. Khalid: $1,273,655 (for his 2025 annual PSUs) and $3,868,169 (for his special PSUs). Actual units awarded at time of grant were determined based on the average closing price on the 10 trading days preceding the grant date which may, at times, result in a difference between the target award value presented in the Long-Term Incentive Compensation section and the values reported in this table. The valuation of the PSU awards for fiscal 2025 include a Monte Carlo valuation for the 40% of the PSUs granted that vest based on Relative TSR, the assumptions for which are set forth in Note 14 to the Notes to Consolidated Financial Statements in the 2025 Annual Report. For Mr. Fitzpatrick, the amount reflects the grant date fair value of RSUs granted to him for services as a non-employee director.
(3)For Messrs. Fitzpatrick, Rivera, and O'Melia, the 2023 Stock Awards amounts include, and the 2023 Option Awards amounts represent, the incremental accounting value, determined in accordance with FASB, ASC Topic 718, recognized due to modification of the restricted stock and stock option awards held by such NEOs (which were exchanged from profits interests awards granted prior to our initial public offering) from a performance-based to a time-based vesting schedule.
(4)Amounts represent cash bonuses paid to each of our NEOs based on achievement of certain financial and operational performance goals for fiscal year 2025 under the ABP. Additional information regarding the determination of the payments under the ABP for 2025 is included in the Compensation Discussion & Analysis under the subheading “Elements of Executive Compensation— Annual Incentive Compensation.”
(5)Amounts reported under All Other Compensation reflect the following:

Name	Company 401(k)/ Retirement Plan Match ($)	Company Deferred Compensation Match ($)	Group Term Life ($)	Executive Medical Program ($)	Director Cash Compensation ($)(1)	Senior Advisor Fees ($)(2)	Total ($)
Daniel Rivera	14,000	34,298	810	3,500	—	—	52,608
Michael Diamond	14,000	21,000	540	4,520	—	—	40,060
Scott O’Melia	14,000	—	2,322	3,909	—	—	20,231
Muhammad Khalid	14,000	15,231	540	7,500	—	—	37,271
Jonathan Fitzpatrick	14,000	11,539	893	—	150,000	750,000	926,432
Footnotes:

2026 Proxy Statement	33

(1)Represents cash retainers earned for Mr. Fitzpatrick's service as Chairman of the Board. For additional details, please refer to Compensation Discussion & Analysis, under the subheading “CEO Transition" and the "Director Compensation" section.
(2)Represents compensation earned for service as a Senior Advisor to the Company. For additional details, please refer to Compensation Discussion & Analysis, under the subheading “CEO Transition.”

34	2026 Proxy Statement

2025 Grants of Plan-Based Awards
The following table sets forth certain information with respect to certain grants of plan-based awards during fiscal year 2025 for each of our NEOs.

Name	Award Type	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel Rivera	Restricted Stock Units	5/9/2025							71,692	1,267,515

	Performance Stock Units	5/9/2025				71,703	143,406	286,812		3,153,785

	2025 Annual Bonus Program		600,000	1,200,000	2,400,000

Michael Diamond	Restricted Stock Units	3/13/2025							35,436	586,466

	Performance Stock Units	3/13/2025				35,441	70,882	141,764		1,450,104
	2025 Annual Bonus Program		350,000	700,000	1,400,000

Scott O'Melia	Restricted Stock Units	3/13/2025							26,577	439,849

	Performance Stock Units	3/13/2025				26,581	53,162	106,324		1,087,588

	2025 Annual Bonus Program		300,000	600,000	1,200,000

Muhammad Khalid	Restricted Stock Units	3/13/2025							19,237	318,372

	Performance Stock Units	3/13/2025				19,240	38,479	76,958		787,203

	Restricted Stock Units(4)	6/17/2025							56,818	967,042

	Performance Stock Units(4)	6/17/2025				56,818	113,636	227,272		1,934,085

	2025 Annual Bonus Program		287,500	575,000	1,150,000

Jonathan Fitzpatrick	Restricted Stock Units(5)	5/9/2025							11,627	205,565

Footnotes:
(1)The amounts shown represent the threshold, target, and maximum amounts payable under the 2025 ABP. Threshold payout level represents the minimum level of performance achievement required for each of the metrics, and payout amount reflects weighted Threshold payout level at 50% of Target. The Maximum payout level reflects a weighted average maximum of 200% under the plan.
(2)The amounts shown represent the range of shares eligible to vest under the PSUs granted to our NEOs during 2025. The amounts shown in the Target column represent the target number of shares that could vest for each NEO if 100% of the performance objectives are achieved. The amounts shown in the Maximum column represent the maximum number of shares that could vest under the PSU grant—200% of the target shares granted. The amounts shown in the Threshold column represent the minimum number of shares that could vest under the PSU grants if the minimum qualifying level of performance is achieved on the performance objectives—50% of the target shares granted. The 2025 annual PSUs vest over a three-year performance period based on three-year EBITDA attainment, weighted at 60%, and relative TSR ranking compared to the companies comprising the S&P Midcap 400 Index on the date of grant, weighted at 40%. Mr. Khalid's special PSUs vest based upon Take 5 Oil Change's Adjusted EBITDA performance for fiscal year 2027.
(3)Amounts in this column represent the aggregate grant date fair value of the equity awards granted during fiscal 2025, calculated in accordance with FASB, ASC Topic 718, excluding the effect of estimated forfeitures. See Note 14 to the financial statements contained in the 2025 Annual Report, for more information about the assumptions used to determine these amounts.
(4)As described in the "Compensation Discussion and Analysis," Mr. Khalid received a special one-time RSU and PSU grant.
(5)Represents RSUs granted to Mr. Fitzpatrick for services as Chairman of the Board.

2025 Proxy Statement	35

Outstanding Equity Awards at Fiscal Year-End 2025
The following table provides information about the outstanding equity awards held by our NEOs as of December 27, 2025. Market values reflected below are calculated based on our closing stock price of $14.82 on December 26, 2025 (the last trading day of our 2025 fiscal year).

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity incentive plan awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel Rivera	1/14/2021	74,930	$22.00	1/14/2031
	1/14/2021	193,491	$22.00	1/14/2031
	12/20/2021	250,000	$30.63	12/20/2031
	2/28/2023				5,593	(1)	$82,888
	2/27/2024				23,383	(2)	$346,536
	2/27/2024							35,080	(3)	$519,886
	5/9/2025				71,692	(4)	$1,062,475
	5/9/2025							71,703	(5)	$1,062,638
Michael Diamond	8/7/2024				87,852	(6)	$1,301,967
	8/7/2024							65,889	(3)	$976,468
	3/13/2025				35,436	(7)	$525,162
	3/13/2025							35,441	(5)	$525,236
Scott O'Melia	1/14/2021	131,453	$22.00	1/14/2031
	1/14/2021	262,112	$22.00	1/14/2031
	12/20/2021	200,000	$30.63	12/20/2031
	2/28/2023				3,696	(1)	$54,775
	2/27/2024				19,316	(2)	$286,263
	2/27/2024							28,979	(3)	$429,469
	8/23/2024				146,843	(8)	$2,176,213
	3/13/2025				26,577	(7)	$393,871
	3/13/2025							26,581	(5)	$393,930
Muhammad Khalid	2/28/2023				2,481	(1)	$36,768
	11/7/2023				29,473	(9)	$436,790
	2/27/2024				13,827	(2)	$204,916
	2/27/2024							20,743	(3)	$307,404
	3/13/2025				19,237	(7)	$285,092
	3/13/2025							19,240	(5)	$285,129
	6/17/2025				56,818	(10)	$842,043
	6/17/2025							56,818	(11)	$842,043
Jonathan Fitzpatrick	1/14/2021	529,158	$22.00	1/14/2031
	1/14/2021	1,233,089	$22.00	1/14/2031
	12/20/2021	1,000,000	$30.63	12/20/2031
	2/28/2023				19,454	(1)	$288,308
	2/27/2024				81,332	(2)	$1,205,340
	2/27/2024							122,017	(3)	$1,808,292
	5/9/2025				11,627	(12)	$172,312

Footnotes:
(1)Represents RSUs that fully vested on February 28, 2026.
(2)Represents RSUs that will vest ratably on each of February 27, 2026 and 2027.
(3)Represents unvested PSUs with a performance period ending on December 26, 2026, which will vest based on the achievement of the applicable performance metrics. In accordance with applicable SEC disclosure rules we have shown the number of performance stock units that would be earned assuming the achievement of the threshold level of performance (i.e. 50% of the performance stock units).
(4)Represents RSUs that will vest ratably on each of May 9, 2026, 2027, and 2028.
(5)Represents unvested PSUs with a performance period ending on December 25, 2027, which will vest based on the achievement of the applicable performance metrics. In accordance with applicable SEC disclosure rules we have shown the number of performance stock units that would be earned assuming the achievement of the threshold level of performance (i.e. 50% of the performance stock units).
(6)Represents RSUs that will vest ratably on each of August 7, 2026 and 2027.
(7)Represents RSUs that will vest ratably on each of March 13, 2026, 2027, and 2028.
(8)Represents RSUs that will vest ratably on each of August 23, 2026 and 2027.
(9)Represents RSUs that will fully vest on November 7, 2026.
(10)Represents RSUs that will vest ratably on each of June 17, 2026 and 2027.

36	2024 Proxy Statement

(11)Represents unvested PSUs with a performance period ending on December 25, 2027, which will vest based on the achievement of the applicable Take 5 Oil Change performance metrics. In accordance with applicable SEC disclosure rules we have shown the number of performance stock units that would be earned assuming the achievement of the threshold level of performance (i.e. 50% of the performance stock units).
(12)Represents RSUs that will fully vest on May 9, 2026. Such RSUs were granted in connection with Mr. Fitzpatrick's services as Chairman of the Board.

Option Exercises and Stock Vested in Fiscal Year 2025
The following table presents information regarding the exercise of stock options and vesting of restricted stock and RSU awards held by our NEOs for fiscal year 2025. None of our NEOs exercised any stock options during fiscal year 2025.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Daniel Rivera	434,775	$7,184,179
Michael Diamond	43,925	$730,034
Scott O'Melia	146,925	$2,560,652
Muhammad Khalid	38,865	$563,860
Jonathan Fitzpatrick	1,656,279	$27,374,892

(1)Represents the number of time-based restricted shares, RSUs and PSUs that vested pursuant to the vesting schedules as described further in the footnotes under the “Outstanding Equity Awards” table.
(2)Represents the value calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock or units that vested.
Employment Agreements
We, or certain of our subsidiaries, have entered into employment agreements with each of our NEOs. In addition to customary terms and provisions, the employment agreements set forth the annual base salary, target bonus percentage, equity grants, terms of severance, and eligibility for employee benefits.
For information regarding our NEOs' current base salary and target bonus percentages, see “Compensation Discussion and Analysis” above. For information regarding the severance terms of such agreements, see the “Potential Payments Upon Termination of Employment or Change in Control” section below.
Daniel Rivera
We are party to a letter agreement with Daniel R. Rivera, dated September 16, 2025. Mr. Rivera’s letter agreement has no specific term and constitutes at-will employment. Mr. Rivera’s letter agreement provides that he is eligible to participate in the employee benefit plans and 401(k) Plan.
The letter agreement also contains customary provisions relating to non-disclosure of confidential information, a two-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.
Michael F. Diamond
We are party to a letter agreement with Michael Diamond, dated July 26, 2024. Mr. Diamond’s letter agreement has no specific term and constitutes at-will employment. Mr. Diamond’s letter agreement provides that he is eligible to participate in the Company’s employee benefit plans and 401(k) Plan, as in effect from time to time.
The letter agreement also contains customary provisions relating to non-disclosure of confidential information, a one-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.
Scott O’Melia
We are party to an employment agreement with Scott O’Melia, dated April 23, 2020, as amended November 1, 2020, March 23, 2023, and May 4, 2026 with a term ending on May 4, 2027, which automatically renews annually unless either party provides 30 days notice.

2025 Proxy Statement	37

The employment agreement also contains customary provisions relating to perpetual non-disclosure of confidential information, a two-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.
Muhammad Khalid
We are party to a letter agreement with Muhammad Khalid, dated February 21, 2023. Mr. Khalid’s letter agreement has no specific term and constitutes at-will employment. Mr. Khalid's letter agreement provides that he is eligible to participate in the Company’s employee benefit plans and 401(k) Plan, as in effect from time to time.
The letter agreement also contains customary provisions relating to non-disclosure of confidential information, a one-year post-termination non-competition covenant, and a two-year post-termination non-solicitation covenant of employees and customers.
Jonathan Fitzpatrick
Prior to his termination of employment, Jonathan Fitzpatrick was party to an amended and restated employment agreement with us. In connection with his transition to serving as a Senior Advisor to Mr. Rivera, we entered into a letter agreement with Mr. Fitzpatrick which provided for his cash advisor fee and eligibility to receive compensation under our non-employee director compensation program.

Retirement Benefits
Our NEOs are eligible to participate in our 401(k) plan, which is a qualified retirement plan offered to all eligible employees and which permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. Pursuant to the terms of the 401(k) plan, we provide a company match of 100% of the first 3% of a NEO’s contributions to the plan, up to a maximum of 3% of such executive’s eligible annual compensation.
Our NEOs are also eligible to participate in the Driven Brands, Inc. Non-qualified Deferred Compensation Plan (the “NQDC”), a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for a select group of management and highly compensated employees. The NQDC provides eligible employees the opportunity to defer up to 50% of their base salary and up to 85% of their annual bonus; provided that to the extent bonuses are earned based on achievement of pre-established performance criteria, eligible employees may defer up to 100% of such bonus. We may make matching contributions to the NQDC which vest immediately except for contributions made prior to January 1, 2025, which fully vest on the third anniversary of the participant’s commencement of participation in the NQDC. Participant’s account balances are notionally invested in one or more specified investment options available under our 401(k) Plan as elected by the participant. All payments pursuant to the NQDC are made from our general assets and are subject to claims of our creditors. Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the NQDC.
Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Daniel Rivera	Non-Qualified Deferred Compensation Plan	34,298	34,298	24,728	—	188,475
Michael Diamond	Non-Qualified Deferred Compensation Plan	21,000	21,000	7,001	—	65,274
Muhammad Khalid	Non-Qualified Deferred Compensation Plan	25,385	15,231	9,204	—	90,105
Jonathan Fitzpatrick(4)	Non-Qualified Deferred Compensation Plan	11,539	11,539	49,664	460,472	—
Footnotes:
(1)Amounts shown reflect Company matching contributions made pursuant to the Driven Brands, Inc. Non-Qualified Deferred Compensation Plan and are reported as compensation for fiscal year 2025 in the “All Other Compensation” column of the Summary Compensation Table.
(2)Amounts shown are not reported as compensation for fiscal year 2025 in the “Summary Compensation Table” because such amounts do not reflect above-market or preferential earnings.
(3)Amounts shown include the following amounts previously reported in the "Summary Compensation Table" in prior fiscal years: (i) for Mr. Rivera, $77,894; (ii) for Mr. Diamond, $16,154; (iii) for Mr. Khalid, $0, (iv) and for Mr. Fitzpatrick, $202,569.
(4)Mr. Fitzpatrick's account was fully distributed to him in connection with his termination of employment.

38	2026 Proxy Statement

Potential Payments Upon Termination of Employment or Change in Control
Our NEOs are eligible to receive certain severance payments and benefits under their employment agreements and equity award agreements in connection with a termination of employment under various circumstances and/or a change in control of us.
Treatment of Incentive Equity Awards
RSUs and PSUs: Except as otherwise provided below pursuant to an NEO’s employment agreement, upon a termination of an NEO’s employment for any reason, all of such NEO’s unvested RSUs will be forfeited for no consideration. With respect to outstanding PSUs, upon a termination of an NEO’s employment for any reason prior to the last day of the performance period of the applicable PSU, such PSU award will be forfeited for no consideration.

Severance Benefits under Employment Agreements and Offer Letters
Daniel Rivera
Pursuant to the terms of his letter agreement as in effect on December 27, 2025, upon a termination of employment by us without cause or his resignation for good reason (as defined in his letter agreement), subject to his execution of a release of claims, Mr. Rivera would be entitled to continued payment of his base salary for eighteen months along with a prorated amount of his annual bonus for the fiscal year during which he is terminated, based on the Company's actual performance and also to any unpaid bonus for the prior fiscal year based on actual performance.

Michael F. Diamond
Upon a termination of employment by us without cause, or a resignation by Mr. Diamond for good reason (each as defined in his letter agreement), Mr. Diamond will, subject to his execution of a release of claims, be entitled to continued payment of his base salary for 12 months. Upon any termination of employment, he will also be entitled to any earned, but unpaid annual bonus amount for any prior fiscal year.
Scott O’Melia
Upon a termination of employment by us without cause, a resignation by Mr. O’Melia for good reason (each as defined in his employment agreement) or by expiration or non-renewal of the term, subject to Mr. O’Melia’s execution of a general release of claims and such general release of claims becoming irrevocable, Mr. O’Melia will be entitled to continued payment of his base salary for 12 months.
Upon any termination of employment, including a resignation for any reason, termination for cause, or termination of employment due to death or disability, Mr. O’Melia will also be entitled to payment of base salary through the date of termination and any earned but unpaid annual bonus for the prior year.
Muhammad Khalid
Upon a termination of employment by us without cause (as defined in his letter agreement), Mr. Khalid will, subject to his execution of a release of claims, be entitled to continued payment of his base salary for 12 months. Upon any termination of employment, he will also be entitled to any earned, but unpaid annual bonus amount for any prior fiscal year.
The table below provides an estimate of the value of potential severance payments and benefits assuming that a qualifying termination of employment, and, as applicable, a change in control of us, occurred on December 27, 2025. Equity values included below were calculated using our closing stock price of $14.82 per share on December 26, 2025 (the last trading day of our 2025 fiscal year). The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future will depend on factors, such as the date of termination, the manner of termination, and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.
Mr. Fitzpatrick is not included in the table below because he voluntarily terminated his employment prior to December 27, 2025. Because such termination was a voluntary resignation, he did not receive any severance payments or equity award accelerations upon termination. Mr. Fitzpatrick agreed to serve as a Senior Advisor to assist with the CEO transition through the end of fiscal year 2025 pursuant to which he received $750,000 in compensation. His equity awards remain eligible to

2026 Proxy Statement	39

vest pursuant to their terms based on his services as an advisor and continued services as a non-employee director.

Name	Benefit	Termination without Cause or for Good Reason ($)(1)	Termination due to Death or Disability ($)	Change in Control ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)
Daniel Rivera	Cash Severance Payment(2)	2,400,000	—	—	2,400,000

	Total	2,400,000	—	—	2,400,000

Michael Diamond	Cash Severance Payment(2)	700,000	—	—	700,000

	Total	700,000	—	—	700,000

Scott O'Melia	Cash Severance Payment(2)	600,000	—	—	600,000

	Total	600,000	—	—	600,000

Muhammad Khalid	Cash Severance Payment(2)	575,000	—	—	575,000

	Total	575,000	—	—	575,000
Footnotes:
(1)For Messrs. Rivera, Diamond, and O'Melia, severance is payable on a termination without cause or for good reason. For Mr. Khalid, severance is only payable on a termination without cause.
(2)For Mr. Rivera, the “Cash Severance Payment” amount on a termination without cause or for good reason represents continued payment of base salary for 18 months, plus a prorated amount of annual bonus for the portion of the fiscal year that elapsed prior to termination, which bonus amount is shown at target. For Messrs. Diamond, O'Melia, and Khalid, the “Cash Severance Payment” amount on a termination without cause or for good reason represents continued payment of their base salary for 12 months.

Recovery of Erroneously Awarded Compensation
As noted above, we maintain the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial statements under certain circumstances, the Company must recover the excess incentive-based compensation received by any covered current or former executive officer that exceeds the amount that the covered executive officer otherwise would have received under the restated financial statements. The Clawback Policy applies to incentive-based compensation earned based on the attainment of financial performance measures during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the accounting restatement and received on or after October 2, 2023, the effective date of the policy. Under the Clawback Policy, “covered executive officers” includes all individuals who (i) received incentive-based compensation on or after October 2, 2023 after the person began service as an executive officer of the Company, and (ii) served as an executive officer at any time during the performance period for such incentive-based compensation.
On February 23, 2026, the Audit Committee of the Board, after consultation with the Company’s management, concluded that we are required to issue the Restatement with respect to previously issued consolidated financial statements for fiscal year 2024 and fiscal year 2023.
In connection with the Restatement, the Committee is performing a comprehensive analysis (the “Clawback Analysis”) of the impact of the Restatement on incentive-based compensation received by its covered current and former executive officers under the Clawback Policy. The purpose of this analysis is to determine both the impact of the Restatement on incentive-based compensation received by the Company’s covered executive officers and whether any amounts erroneously paid to the covered executive officers based on the misstated financial statements will need to be recovered by the Company. In light of the Restatement, the Company anticipates that certain incentive-based compensation received by covered current or former executive officers will be subject to recovery under its Clawback Policy. The Company will disclose the outcome of that analysis, including any recovery determinations, as required once completed.

40	2026 Proxy Statement

Equity Compensation Plan Information
The following table sets forth information about outstanding equity awards and shares available for issuance under our Amended and Restated 2021 Omnibus Incentive Plan and Employee Stock Purchase Plan as of December 27, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (2)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity Compensation plans approved by security holders(1)	8,339,807	$24.78	14,306,858
Equity compensation plans not approved by security holders	—	—	—
Total	8,339,807	$24.78	14,306,858
(1) The following plans have been approved by our stockholders and are currently in effect, the Amended & Restated 2021 Omnibus Incentive Plan and the Employee Stock Purchase Plan.
(2) Assumes 0% vesting for 2023 PSUs. Reflects target performance for all other performance-based awards.
(3) Reflects 12,892,343 shares available under the Omnibus Incentive Plan and 1,414,515 shares available under the Employee Stock Purchase Plan.

2026 Proxy Statement	41

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

								Value of Initial Fixed $100 Investment Based On:

	SCT Total Compensation for PEO 1(1)	Compensation Actually Paid to PEO(2)	SCT Total Compensation for PEO 2 (1)		Compensation Actually Paid to PEO 2(2)	Average SCT Total Compensation for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non- PEO NEOs(2)	Company’s Cumulative TSR(4)	Peer Index Cumulative TSR(5)	Net Income(6)	Adjusted EBITDA(7)

2025	$5,188,235	$3,872,475	$1,516,612		$(651,434)	$3,263,997	$2,749,776	$55	$158	$132,073,000	$449,107,000
2024	$—	$—	$7,655,784	$11,649,561	$11,649,561	$3,102,042	$3,028,744	$61	$153	$546,000	$443,151,000
2023	$—	$—	$29,075,616		$20,082,673	$4,737,996	$1,136,383	$53	$113	($46,782,000)	$351,793,000
2022	$—	$—	$6,805,461		$3,099,419	$2,095,160	$1,175,506	$102	$79	$43,173,000	$498,806,000
2021	$—	$—	$14,837,267		$20,206,196	$4,097,377	$5,382,806	$125	$120	$9,536,000	$350,067,000
(1)The dollar amounts reported represent the amounts reported in the “Total” column of the Summary Compensation Table in each applicable year for our current CEO, Daniel Rivera ("PEO 1"), and our Non-Executive Chair and former CEO, Jonathan Fitzpatrick (“PEO 2”).
(2)The dollar amounts reported represent the amount of “compensation actually paid” to PEO 1 and PEO 2, as applicable and the average “compensation actually paid” to our NEOs as a group, excluding the PEOs (the “Non-PEO NEOs”), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with SEC rules, the following adjustments were made to 2025 total compensation to determine the 2025 compensation actually paid, with amounts for Non-PEO NEOs reflected as the average amounts for 2025 Non-PEO NEOs as a group:

2025 Compensation Actually Paid to PEOs and Average Compensation Actually Paid to Non-PEO NEOs"	PEO 1	PEO 2	Non-PEO NEOs

Summary Compensation Table Total	$5,188,235	$1,516,612	$3,263,997
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($4,421,299)	$(205,565)	$(2,523,570)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$3,769,981	$172,312	$2,266,229
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(25,131)	$(87,413)	$(124,672)
Plus (less), change in fair value from prior fiscal year-end to vesting date of equity awards granted in prior years that vested in the year	$(639,311)	$(2,047,380)	$(132,208)
Less, prior year-end fair value for any equity awards forfeited in the year	$—	$—	$—
2025 Compensation Actually Paid to PEOs and Average Compensation Actually Paid to Non-PEO NEOs	$3,872,475	$(651,434)	$2,749,776
(3)The dollar amounts reported represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are (i) for 2025, Michael Diamond, Scott O'Melia, and Muhammad Khalid; (ii) for 2024, Michael Diamond, Daniel Rivera, Scott O'Melia, Gary Ferrera, and Michael Beland; (iii) for 2023, Gary Ferrera, Tiffany Mason, Daniel Rivera, Michael Macaluso, and Scott O’Melia; and (iv) for 2022 and 2021, Tiffany Mason, Daniel Rivera, Michael Macaluso, and Scott O’Melia.
(4)Cumulative TSR is calculated by assuming that $100 was invested on January 15, 2021, in each of our Common Stock and the S&P Retailing Industry Group Index and that any dividends were reinvested.
(5)The peer group used for this purpose is the following published industry index: S&P Retailing Industry Group Index.
(6)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)Adjusted EBITDA is our earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, equity compensation, loss on debt extinguishment and certain non-recurring, non-core, infrequent or unusual charges. For more information regarding Adjusted EBITDA, including a reconciliation of it to the nearest GAAP metric, see Exhibit A.

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Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Adjusted EBITDA
•Relative TSR
•Revenue
•Same Store Sales

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

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44	2026 Proxy Statement

CEO PAY RATIO
Compensation at all levels of the Company is aligned with our philosophy of paying for performance, attracting, promoting, and retaining talent and aligning our employees’ interests with the interests of our stockholders. Consistent with that approach, the Company offers compensation packages to all employees that inspire and reward hard work, collaboration, integrity, and innovation.
In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) for the 2025 fiscal year with the annual total compensation of Daniel Rivera, our CEO as of the last day of the 2025 fiscal year. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
The annual total compensation of our median-paid associate, other than our CEO, was $42,118, calculated in the same manner as we calculate total compensation for purposes of the Summary Compensation Table. Our median-paid associate for the 2025 fiscal year was an hourly employee in the U.S.
The annual total compensation of our CEO for the 2025 fiscal year, as reported in the Summary Compensation Table, was $5,188,235.
Based on this information, for the 2025 fiscal year, the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 123 to 1.
For purposes of the above disclosure, we are required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements, or full-time, part-time, or seasonal status.
For fiscal year 2025, we selected a new median-paid associate. We determined our median-paid associate as of December 27, 2025. As of December 27, 2025, we employed approximately 8,000 full- and part-time employees. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our associates in Europe and Australia, which in total was approximately 251 associates, or 3% of our total associates. For all associates included in the calculation, we identified our median-paid associate using total annual expected earnings with default hours and salary rates as of December 27, 2025. We annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 27, 2025.
The pay ratio rule for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26, 2026
The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 26, 2026, and recommends that our stockholders vote to ratify this appointment. PwC has served in this role since 2022. Even if our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.
A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Independent Registered Public Accountants’ Fees and Services
Summary of Fees
Our Board of Directors adopted a Preapproval Policy for the Audit Committee’s approval of all audit and non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must, unless specifically approved in the policy, give prior approval for any type of service within four categories—audit, audit-related, tax services, or, to the extent permitted by law, other services—that the independent auditor provides. The Audit Committee may grant pre-approval for specific independent auditor services within these four categories, and the term for such preapproval is 12 months unless otherwise specified by the Audit Committee. Circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such services will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. With respect to each such proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation regarding the specific services to be provided and whether the services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s (the "PCAOB”) rules on auditor independence. The Audit Committee may delegate to one or more of its members, including the chairperson, authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. For the year ended December 27, 2025, the Audit Committee or its chairperson pre-approved all of the services provided by PwC.
The following table summarizes the aggregate fees billed for professional services rendered by PwC to us for the fiscal years ended December 27, 2025, and December 28, 2024.

Name	Fiscal Year 2025	Fiscal Year 2024

Audit Fees(1)	$4,101,100	$3,820,000

Audit-Related Fees(2)	$190,000	$740,000

Tax Fees(3)	20,000	—

All Other Fees(3)	$6,960	$75,000

Total	$4,318,060	$4,635,000

(1)Represents fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K and the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q. Audit fees also consist of certain statutory and standalone audits of our subsidiaries, fees for services incurred in connection with our debt offerings and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board.
(2)Represents fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported as “Audit Fees.” These services include attestation services related to our franchise disclosure filings, fees for financial statement audits of certain marketing funds and professional services in connection with a pre-implementation assessment of a new ERP platform.
(3)Represents fees for tax planning services.
(4)All other fees consist of subscription fees for PwC ProEdge, an online, self-study training platform and a license fee for disclosure software.

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OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26, 2026.

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AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 27, 2025, (2) discussed with PricewaterhouseCoopers (“PwC”) the matters required to be discussed by the applicable requirements of the PCAOB and the SEC and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our 2025 Annual Report, which is filed with the SEC.
Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Audit Committee’s responsibility is to monitor, evaluate, and oversee these processes. The Audit Committee members are not our employees and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist our Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets, and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with U.S. GAAP. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to our Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm (PwC) included in its report on our consolidated financial statements.
PwC served as our independent registered public accounting firm for the fiscal year ended December 27, 2025.
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS:
Rick Puckett
Timothy Johnson
Karen Stroup
Peter Swinburn

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INFORMATION CONCERNING SOLICITATION AND VOTING
The Company, on behalf of the Board of Directors, is soliciting your proxy to vote your shares at the Annual Meeting. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this Proxy Statement, you will find information on these matters, which is provided to assist you in voting your shares.
In accordance with the rules of the Securities and Exchange Commission, we are furnishing proxy materials, including the Notice, this Proxy Statement, the 2025 Annual Report, including financial statements, and a proxy card for the Annual Meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available to stockholders beginning on or about June 16, 2026. We mailed a Notice of Internet Availability of Proxy Materials on or about June 16, 2026, to our stockholders of record and beneficial owners as of June 11, 2026, the record date for the Annual Meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voting instruction form that you will receive in response to your request.
Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the Annual Meeting.
We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

2026 Proxy Statement	49

QUESTIONS AND ANSWERS ABOUT THE 2026 ANNUAL MEETING OF STOCKHOLDERS
Q:Why am I receiving these proxy materials?
A:We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.
Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on their proxy card. If a proxy card is dated, signed, and returned without specifying choices, the proxies will be voted in accordance with the recommendations of our Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock, par value $0.01 per share, cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.
Q:How can I attend the Annual Meeting?
A:If you are a stockholder of record or a beneficial owner as of June 11, 2026, you are invited to attend the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/DRVN2026. You must have your 16-digit control number located in your proxy materials to enter the meeting. The webcast starts at 12:00 p.m., EDT. You may vote and submit questions while attending the meeting.
Q:Why is the Annual Meeting being held later than usual this year?
A:Our Annual Meeting is delayed this year because our 2025 Annual Report was not filed until May 19, 2026. As previously disclosed, on February 23, 2026, the Board of Directors concluded that there were material errors in our previously issued consolidated financial statements for fiscal years 2024 and 2023 contained in our Annual Report on Form 10-K for fiscal year 2024, and our previously issued unaudited condensed consolidated financial statements for each of the quarterly and year-to-date periods within fiscal year 2024 as well as the quarterly and year-to-date periods for the periods ended September 27, 2025, June 28, 2025 and March 29, 2025. The Board of Directors concluded that such financial statements should not be relied on and required restatement (the “Restatement”). For more details on the Restatement, see our 2025 Annual Report.
Q:Why is the Annual Meeting being held virtually?
A:Our goal for the Annual Meeting is to enable the largest number of stockholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board of Directors and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual stockholders’ meetings, including by providing a support line for technical assistance and addressing as many stockholder questions as time allows.
Q:What if I have technical or other “IT” problems logging into or participating during the Annual Meeting live webcast?
A:We have established a toll-free technical support “help line” that can be accessed by any stockholder who experiences any problems logging into or participating during the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the toll-free telephone number that will be shown on the login page for the virtual Annual Meeting and a member of the technical support team will assist you.
Q:Who may vote at the Annual Meeting?
A:Our Board of Directors set June 11, 2026, as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on June 11, 2026, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of common stock held by such stockholder. As of June 11, 2026, there were 164,955,964 shares of our common stock outstanding and entitled to vote at the Annual Meeting.
Q:What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote at the Annual Meeting.

50	2026 Proxy Statement

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability of Proxy Materials or proxy materials.
Q:What is the quorum requirement for the Annual Meeting?
A:A majority of our outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:
•Are present and entitled to vote in person at the Annual Meeting; or
•Properly submitted a proxy card or voting instruction form.
If you are present in person or by proxy at the Annual Meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.
Q:What proposals will be voted on at the Annual Meeting?
A:The three matters scheduled to be voted on at the Annual Meeting are as follows:
1.The election of the three Class III Nominees to our Board of Directors, each to serve as a Class III director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2029 or until such director’s successor has been duly elected and qualified;
2.An advisory vote to approve the compensation of our NEOs; and
3.The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026.
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxies named in the proxy card or voting instruction form will vote the shares such proxy card or voting instruction form represents using their best judgment.
Q:What is the vote required for each proposal and what are my voting choices?
A:With respect to Proposal 1, the election of the Class III directors, you may vote “FOR ALL,” “WITHHOLD ALL,” or “FOR ALL EXCEPT” one or more of the director nominees you specify. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the three director nominees that receive the greatest number of votes cast “FOR” will be elected. If you “WITHHOLD” from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (because the outcome is determined by the number of affirmative votes for each director).
With respect to Proposals 2 and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” and the vote required is the affirmative vote of a majority of the shares entitled to vote on the matter and present or represented by proxy. If you “ABSTAIN” from voting on Proposals 2 or 3, the abstention will have the same effect as an “AGAINST” vote.
Q:What is the effect of a broker non-vote?
A:A broker, bank, trustee, or similar entity who holds shares for a beneficial owner are not permitted to vote on certain proposals and may elect not vote on any of the proposals when they have not received voting instructions from the beneficial owner prior to the Annual Meeting. If the beneficial owner does not provide voting instructions and the broker, bank, trustee, or similar entity elects to vote the beneficial owner’s shares on some, but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be tabulated in determining whether any of proposals presented at the Annual Meeting has obtained the requisite vote to be approved.

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Q:How does our Board of Directors recommend that I vote?
A:Our Board of Directors recommends that you vote:
1.“FOR ALL” the election of the three director nominees named in this Proxy Statement;
2.“FOR” the approval of, on an advisory basis, the compensation of our NEOs; and
3.“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026.
Q:Can I access these proxy materials on the Internet?
A:Yes. The Notice of Annual Meeting, Proxy Statement, and 2025 Annual Report are available for viewing, printing, and downloading at www.proxyvote.com. They are also available under the Financials—Annual Reports & Proxy Statements section of our website at https://investors.drivenbrands.com and through the SEC’s website at http://www.sec.gov. All materials will remain posted on at least until the conclusion of the Annual Meeting.
Q:How may I vote my shares at the Annual Meeting?
A:If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. A list of our stockholders of record will be made available to stockholders during the Annual Meeting. As the stockholder of record, you have the right to vote at the Annual Meeting. You will need to visit www.virtualshareholdermeeting.com/DRVN2026 and follow the instructions provided on the website. If your shares are held in a brokerage account, by a trustee, bank, or similar entity, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you may vote your shares at the Annual Meeting, but you must obtain a “legal proxy” from the broker, bank, trustee, or similar entity that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, bank, trustee, or similar entity if you wish to obtain such a “legal proxy.”
Q:How can I vote my shares without attending the Annual Meeting?
A:If your shares are held by a broker, trustee, bank, or similar entity, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:
•Via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy materials;
•By calling the telephone number in your proxy materials; or
•By completing, dating, signing, and returning the proxy card or voting instruction form.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.
Voting via the Internet must be completed by 11:59 p.m., EDT, on July 27, 2026. As described in the immediately preceding question and answer, you can always attend the Annual Meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, as permitted by law.
Q:How can I change my vote after submitting it?
A:If you are a stockholder of record, you can revoke your proxy or change your vote before your shares are voted at the Annual Meeting by:
•Submitting a timely written notice of revocation to our Chief Legal Officer at 440 S. Church Street, Suite 700 Charlotte, NC 28202 prior to the vote at the Annual Meeting;
•If you completed and returned a proxy card, submitting a new proxy card with a later date and returning it by the deadline provided in your proxy materials;
•Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or
•If you voted via the Internet or by telephone, voting again by the same means prior to 11:59 p.m., EDT, on July 27, 2026 (your latest Internet or telephone vote, as applicable, will be counted and all earlier votes will be disregarded).

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If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them.
Q:Are the Principal Stockholders entitled to designate any director nominees for election to our Board of Directors?
A:Under the Stockholders Agreement, the Principal Stockholders, have the right to designate as nominees a certain percentage of director nominees for election to our Board of Directors based on their beneficial ownership. See the “Corporate Governance—Information about our Board” section of this Proxy Statement for additional information.
Q:Where can I find the voting results of the Annual Meeting?
A:We will announce the preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

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STOCKHOLDER INFORMATION FOR FUTURE ANNUAL MEETINGS
Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2027 Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Chief Legal Officer at our principal executive offices no later than the close of business on February 15, 2027, unless the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of July 28, 2026, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
Under our Bylaws, a stockholder who wishes to nominate an individual for election to the Board of Directors or to propose any business to be considered directly at the annual meeting, rather than for inclusion in our proxy statement, must deliver advance notice of such nomination or business to the Company following the procedures in our Bylaws. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not later than April 29, 2027, nor earlier than March 30, 2027; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, then stockholders must provide notice within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.
All proposals or director nominations described above should be sent to our principal executive offices at Driven Brands Holdings Inc., Attn: Chief Legal Officer, 440 S. Church Street, Suite 700 Charlotte, NC 28202.
We advise you to review our Bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals.
Further, to comply with the SEC’s universal proxy rules, if a stockholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then we must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act, delivered to our Chief Legal Officer at our principal executive offices by June 1, 2027 (or, if the 2027 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than the later of either 60 days prior to the 2027 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the 2027 Annual Meeting of Stockholders is made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.
HOUSEHOLDING MATTERS
The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the 2025 Annual Report, this Proxy Statement, and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials and/or proxy materials either now or in the future, please mail a request to Driven Brands Holdings Inc., Attn: Chief Legal Officer, 440 S. Church Street, Suite 700 Charlotte, NC 28202 or call (704) 377-8855. Upon written or oral request to the Chief Legal Officer, we will promptly provide a separate copy of the Notice of Internet Availability of Proxy Materials and/or proxy materials. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials in the future in the same manner as described above.
Availability of Annual Report on Form 10-K and Proxy Statement
We will provide, without charge to you, upon written or oral request, a copy of the 2025 Annual Report, including the financial statements and schedules thereto. Any requests for copies of information, reports or other filings with the SEC should be directed to the Chief Legal Officer, 440 S. Church Street, Suite 700 Charlotte, NC 28202 or by calling (704) 377-8855.

54	2026 Proxy Statement

OTHER MATTERS
Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Proxy Statement are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. It is possible that our actual results may differ materially from those contemplated, expressed, projected, anticipated, or implied in the forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the 2025 Annual Report, and in other filings made by the Company from time to time.

2026 Proxy Statement	55

EXHIBIT A: RECONCILIATIONS
Reconciliation of Non-GAAP Financial Measures
The following information provides definitions and reconciliations of the non-GAAP financial measures presented in this proxy statement to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in this proxy statement release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this proxy statement. The non-GAAP financial measures in this proxy statement may differ from similarly titled measures used by other companies.

Adjusted EBITDA
Adjusted EBITDA is considered a non-GAAP financial measure under SEC rules because it excludes certain amounts included in net income calculated in accordance with GAAP. Management believes that Adjusted EBITDA is a meaningful measure to share with investors because it facilitates comparison of the current period performance with that of the comparable prior period. In addition, Adjusted EBITDA affords investors a view of what management considers to be Driven Brands' core operating performance as well as the ability to make a more informed assessment of such operating performance as compared with that of the prior period.
Please see the 2025 Annual Report, filed with the SEC on May 19, 2026, for additional information on Adjusted EBITDA. The tables below reflect the calculation of Adjusted EBITDA for the fiscal year ended December 27, 2025.

(in thousands)	Year Ended December 27, 2025	Year Ended December 28, 2024

Net income (loss) from continuing operations	$132,073	$546

Income tax (benefit)	(12,842)	24,547

Interest expense, net	121,202	156,991

Depreciation and amortization	81,858	78,989

EBITDA	$322,291	$261,073

Acquisition-related costs(a)	1,644	2,394

Non-core items and project costs, net(b)	21,560	16,751

Cloud computing amortization(c)	17,696	10,081

Share-based compensation expense(d)	32,079	50,881

Foreign currency transaction (gain) loss, net(e)	(14,715)	17,530

Impairment, notes receivable loss, (gain) loss on sale of assets, net, and closed store expenses(f)	63,160	84,236

Loss on debt extinguishment(g)	5,392	205

Adjusted EBITDA	$449,107	$443,151

Adjusted EBITDA Footnotes
(a)Consists of acquisition costs as reflected within the consolidated statements of operations, including legal, consulting and other fees, and expenses incurred in connection with acquisitions completed during the applicable period, as well as inventory rationalization expenses incurred in connection with acquisitions. As acquisitions occur in the future, we expect to incur similar costs and, under U.S. GAAP, such costs relating to acquisitions are expensed as incurred and not capitalized.
(b)Consists of discrete items and project costs, including third-party professional costs associated with strategic transformation initiatives as well as non-recurring payroll-related costs and non-ordinary course legal settlements.
(c)Includes non-cash amortization expenses relating to the amortization of cloud computing arrangements.
(d)Represents non-cash equity-based compensation expense.

2025 Proxy Statement	A-1

(e)Represents foreign currency transaction (gains) losses, net that primarily related to the remeasurement of our intercompany loans as well as gains and losses on cross-currency swaps.
(f)Consists of the following items (i) asset impairments, (ii) (gains) losses, net on sale leasebacks, disposal of assets, including assets held for sale, or sale of business; and (iii) loss on fair value of the Seller Note.
(g)Represents charges incurred related to the Company’s full repayment of the Term Loan Facility in conjunction with the sale of the U.S. Car Wash business and the issuance of the Series 2025-1 Senior Notes in the current year and charges incurred related to the Company’s partial repayment of Senior Secured Notes in conjunction with the sale of its Canadian distribution business in the prior year.

A-2	2025 Proxy Statement

DRIVEN BRANDS HOLDINGS INC
440 SOUTH CHURCH ST., SUITE 700
CHARLOTTE, NC 28202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on July 27, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DRVN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on July 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T01411-P55068

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DRIVEN BRANDS HOLDINGS INC.

The Board of Directors recommends you vote FOR ALL nominees listed in Proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Damien Harmon
02) Chadwick Hume
03) Karen Stroup

The Board of Directors recommends you vote FOR Proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V01412-P55068

DRIVEN BRANDS HOLDINGS INC.
Annual Meeting of Stockholders
July 28, 2026
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Diamond and Scott O'Melia, each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Driven Brands Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m., EDT on July 28, 2026, virtually via live webcast at www.virtualshareholdermeeting.com/DRVN2026, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side